Exhibit 2.1

Execution Version

ACQUISITION AGREEMENT

by and among

PRGX GLOBAL, INC.,

PRGX COMMERCIAL LLC,

BUSINESS STRATEGY, INC.,

STRATEGIC DOCUMENT SOLUTIONS, LLC,

DD&C INVESTMENTS, L.L.C.,

CHARLES FAYON,

DANIEL GEELHOED,

and

DENNIS VANDYKE

As of December 1, 2011

i

TABLE OF CONTENTS

		Page

Section 8.15	Transaction Costs	59
Section 8.16	Knowledge	60
Section 8.17	Business Day	60

LIST OF SCHEDULES

Schedule 1.5	Excluded Assets
Schedule 2.2(a)(iii)	Closing Cash Percentages
Schedule 2.3(b)(i)	Accounting Principles
Schedule 2.3(b)(ii)	Net Working Capital Example
Schedule 2.3(g)	Target Working Capital Percentages
Schedule 2.4(a)(iv)	BSI Clients
Schedule 2.4(a)(vi)	BSI New Service Clients
Schedule 2.4(a)(vii)	BSI Prospects
Schedule 2.4(a)(viii)	BSI Commission Plan
Schedule 2.4(k)	Earnout Payment Percentages
Schedule 2.5(a)(iii)	Special Claim
Schedule 2.5(g)	Special Payment Percentages
Schedule 2.7(a)	Transaction Consideration Allocation
Schedule 3.1	Qualifications to Do Business
Schedule 3.3(b)	Absence of Restrictions and Conflicts
Schedule 3.4(a)	Capitalization
Schedule 3.4(b)	Subsidiaries
Schedule 3.5(b)	Real Estate
Schedule 3.5(c)	Tangible Personal Property
Schedule 3.6	Financial Statements
Schedule 3.7	No Undisclosed Liabilities
Schedule 3.8	Absence of Certain Changes
Schedule 3.9	Legal Proceedings
Schedule 3.10	Compliance with Law
Schedule 3.11(a)	Company Contracts
Schedule 3.11(b)	Certain Exceptions to Company Contracts
Schedule 3.11(c)	Other Exceptions to Company Contracts
Schedule 3.12(a)	Tax Exceptions
Schedule 3.13	Employees
Schedule 3.14(a)	Company Benefit Plans
Schedule 3.14(e)	ERISA Exceptions
Schedule 3.15	Insurance Policies
Schedule 3.16(b)	Company Intellectual Property
Schedule 3.16(d)	Licensed Intellectual Property
Schedule 3.17	Transactions with Affiliates
Schedule 3.18	Client and Supplier Relations
Schedule 3.19	Licenses and Permits
Schedule 3.21	Client Data
Schedule 5.4(a)(ii)	PRGX Healthcare Clients
Schedule 5.4(f)	No-Hire Exception
Schedule 5.10	Retention Bonuses
Schedule 5.12(c)	Equipment Leases
Schedule 6.2(c)	Written Third Party Consents/Terminations
Schedule 7.1(h)	Certain Required Consents
Schedule 8.16	Knowledge

DEFINED TERMS

The following is a list of the defined terms used in this Agreement:

Terms	Section

Accounting Principles	2.3(b)
Adjusted Estimated Net Working Capital	2.3(c)
Adjusted Gross Margin	2.4(a)(i)
Adjustment Calculation	2.6
Adjustment Date	2.6
Affiliate	3.17
Agreement	Preamble
Allocation Schedule	2.7(b)
Applicable Benefit Laws	3.14(e)(iii)
Applicable Period	2.4(a)(ii)
Applicable Rate	7.6
Arbitrator	2.3(f)
Asset Purchase	Recitals
Assets	1.3
Assumed Liabilities	1.6(b)
Average Price	2.4(a)(iii)
BSI	Preamble
BSI Business	Recitals
BSI Clients	2.4(a)(iv)
BSI Legacy Employees	2.4(a)(v)
BSI New Service Clients	2.4(a)(vi)
BSI Prospects	2.4(a)(vii)
Business Day	8.17
Client Data	3.21
Closing	6.1
Closing Cash Amount	2.1
Closing Date	6.1
Closing Net Working Capital Payment	2.3(c)
Closing PRGX Shares	2.1
Code	Recitals
Company(ies)	Preamble
Company Ancillary Documents	3.2(b)
Company Basket	7.3(a)
Company Benefit Plan	3.14(a)
Company Contracts	3.11(a)
Company Indemnified Parties	7.2
Company Intellectual Property	3.16(a)
Company Losses	7.2
Confidential Information	5.4(a)(i)
Control	3.17
Controlled	3.17
Controlling	3.17

v

DD&C	Preamble
Direct Costs	2.4(a)(viii)
Disclosure Schedule	8.2
Earnout A Review	2.4(a)(ix)
Earnout B Review	2.4(a)(x)
Earnout Payment(s)	2.4(e)
Effective Time	1.1
Employee Benefit Plan	3.14(b)
Employment Letters	6.2(o)
Equipment Lease	5.12(c)
ERISA	3.14(b)
ERISA Affiliate	3.14(c)
ERISA Affiliate Plan	3.14(c)
Escrow Agent	2.2(a)(i)
Escrow Agreement	2.2(a)(i)
Estimated Net Working Capital	2.3(c)
Estimated Earnout Payment	2.4(h)
Estimated Special Payment	2.5(d)
Excluded Assets	1.5
Excluded Liabilities	1.7
Fayon	Preamble
Final Earnout Calculation Statement	2.4(j)
Final Earnout Payment	2.4(j)
Final Special Payment	2.5(f)
Final Special Payment Calculation Statement	2.5(f)
Final Tax Returns	2.3(i)
Final Working Capital	2.3(f)
Final Working Capital Schedule	2.3(f)
Financial Statements	3.6
First Period	2.4(a)(xi)
First Period Earnout A Payment	2.4(b)
First Period Earnout A Revenue	2.4(a)(xii)
First Period Earnout B Payment	2.4(c)
First Period Earnout B Revenue	2.4(a)(xiii)
GA Certificate of Merger	1.1
GAAP	2.3(b)
Geelhoed	Preamble
Governmental Entity	3.9
Healthcare Assets	Recitals
Healthcare Distribution Agreement	Recitals
Healthcare Liabilities	Recitals
Healthcare LLC	Recitals
Healthcare Separation	Recitals
Indemnified Party	7.4(a)
Indemnifying Party	7.4(a)
Intellectual Property	3.16(a)
Intellectual Property Registrations	3.16(b)
Knowledge	8.16

Legal Dispute	8.7
Licensed Intellectual Property	3.16(a)
Licenses	3.19
Liens	1.3
Material Clients	3.18
MBCA	1.2(a)
Merger	Recitals
MFN Contracts	3.11(b)
MI Certificate of Merger	1.1
Net Special Claim Cash Receipts	2.5(a)(i)
Net Special Claim Fees	2.5(a)(ii)
Net Working Capital	2.3(b)
Non-Assigned Contracts	5.1(b)
Office Lease	6.2(i)
Party(ies)	Preamble
Permitted Activities	5.4(a)(ii)
Person	3.17
Pre-Closing Tax Period	2.3(h)
Preliminary Earnout Calculation Statement	2.4(h)
Preliminary Special Payment Calculation Statement	2.5(d)
Preliminary Tax Returns	2.3(h)
Preliminary Working Capital Schedule	2.3(d)
PRGX Analytics/Advisory Services	2.4(a)(xiv)
PRGX Ancillary Documents	4.2
PRGX Basket	7.3(a)
PRGX Clients	2.4(a)(xv)
PRGX Common Stock	2.1
PRGX Indemnified Parties	7.1
PRGX LLC	Preamble
PRGX Losses	7.1
PRGX Parent	Preamble
PRGX Party(ies)	Preamble
PRGX SEC Reports	4.4
Premises	3.5(b)
Restricted Activities	5.4(a)(iii)
Restricted Period	5.4(a)(iv)
SDS	Preamble
SDS Business	Recitals
SDS Services	2.4(a)(xix)
Second Period	2.4(a)(xvi)
Second Period Earnout A Payment	2.4(d)
Second Period Earnout A Revenue	2.4(a)(xvii)
Second Period Earnout B Payment	2.4(e)
Second Period Earnout B Revenue	2.4(a)(xviii)
Securities Act	3.22
Shareholder(s)	Preamble
Shareholder Ancillary Documents	3.2(a)
Special Claim	2.5(a)(iii)

Special Claim Costs	2.5(a)(iv)
Special Payment(s)	2.5(b)
Special Payment Calculation Date	2.5(a)(v)
Straddle Period	2.3(h)
Software Licenses	6.2(j)
Surplus Accounts Receivable	2.6
Surviving Entity	1.2(a)
Surviving Representations	7.5
Target Business	Recitals
Target Working Capital	2.3(a)
Tax Claim	5.3(f)
Tax Return	3.12(k)
Taxes	3.12(k)
Territory	5.4(a)(v)
Trade Secrets	5.4(a)(vi)
Transaction Consideration	2.1
Transition Services Agreement	6.2(k)
Uncollected Accounts Receivable	2.6
VanDyke	Preamble

Exhibits

A	Healthcare Distribution Agreement

B	Escrow Agreement

C	Office Lease

D	Software License

E	Transition Services Agreement

F	Opinion of Barnes and Thornburg LLP

G	Employment Letters

ACQUISITION AGREEMENT

THIS ACQUISITION AGREEMENT (this “Agreement”), dated as of December 1, 2011, is made and entered into by and among PRGX GLOBAL, INC., a Georgia corporation (“PRGX Parent”), PRGX Commercial LLC, a Georgia limited liability company and a wholly owned subsidiary of PRGX Parent (“PRGX LLC”), BUSINESS STRATEGY, INC., a Michigan corporation (“BSI”), STRATEGIC DOCUMENT SOLUTIONS, LLC, a Michigan limited liability company (“SDS”), DD&C INVESTMENTS, L.L.C., a Michigan limited liability company (“DD&C”), CHARLES FAYON, an individual resident of the State of Michigan (“Fayon”), DANIEL GEELHOED, an individual resident of the State of Michigan (“Geelhoed”), and DENNIS VANDYKE, an individual resident of the State of Michigan (“VanDyke”). PRGX Parent and PRGX LLC are sometimes individually referred to herein as a “PRGX Party” and collectively as the “PRGX Parties.” BSI, SDS and DD&C are sometimes individually referred to herein as a “Company” and collectively as the “Companies.” Fayon, Geelhoed and VanDyke are sometimes individually referred to herein as a “Shareholder” and collectively as the “Shareholders.” The PRGX Parties, the Companies and the Shareholders are sometimes each individually referred to herein as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Shareholders own (a) all of the issued and outstanding shares of capital stock of BSI; (b) all of the limited liability company interests of SDS; and (c) all of the limited liability company interests of DD&C;

WHEREAS, BSI is engaged in the business of providing recovery audit and related procure-to-pay process improvement services to commercial enterprises (the “BSI Business”);

WHEREAS, SDS is engaged in the business of providing customized software solutions and outsourcing solutions to improve back office payment processes to commercial enterprises (the “SDS Business;” and, together with the BSI Business, the “Target Business”);

WHEREAS, DD&C owns certain property and leases it to BSI;

WHEREAS, the Parties desire to enter into this Agreement to effect a transaction pursuant to which (a) BSI shall merge with and into PRGX LLC (the “Merger”) so that the separate corporate existence of BSI shall cease, and PRGX LLC shall continue as the surviving entity of the Merger and as a wholly owned subsidiary of PRGX Parent; and (b) SDS and DD&C shall sell to PRGX LLC substantially all of the assets used or held for use by SDS in the conduct of the SDS Business and certain personal property assets of DD&C used or held for use by BSI in the conduct of the BSI Business, and PRGX LLC will purchase such assets and assume certain of the liabilities and obligations of SDS relating to the SDS Business (the “Asset Purchase”);

WHEREAS, for federal income tax purposes, the Merger is intended to qualify as a reorganization under the provisions of Section 368(a)(1)(A) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and as described in Example 2 of Treas. Reg. Section 1.368-2(b)(1)(iii);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, BSI and BSI Healthcare Audit Services, LLC, a Michigan limited liability company and wholly owned subsidiary of BSI (“Healthcare LLC”), have entered into a Distribution Agreement (the “Healthcare Distribution Agreement”), in the form attached hereto as Exhibit A, pursuant to which, immediately prior to the consummation of the Merger, (a) BSI will contribute the Healthcare Assets (as defined in the Healthcare Distribution Agreement) to Healthcare LLC; (b) Healthcare LLC will assume the Healthcare Liabilities (as defined in the Healthcare Distribution Agreement); and (c) BSI will distribute all of the limited liability company interests of Healthcare LLC to the Shareholders (the transactions described in the foregoing clauses (a), (b) and (c) are collectively referred to herein as the “Healthcare Separation”);

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the transactions contemplated by this Agreement; and

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1

TRANSACTIONS

Section 1.1 Agreement to Merge. Subject to the terms and conditions of this Agreement, at the Closing, BSI shall merge with and into PRGX LLC as of the Effective Time. The Parties shall cause (a) a certificate of merger (the “MI Certificate of Merger”) to be properly executed and filed on the Closing Date with Bureau of Commercial Services of the Michigan Department of Licensing and Regulatory Affairs and (b) a certificate of merger (the “GA Certificate of Merger”) to be properly executed and filed on the Closing Date with the Secretary of State of the State of Georgia. The “Effective Time” shall be the time at which the GA Certificate of Merger is filed with the Secretary of State of the State of Georgia or such later time as is specified in the GA Certificate of Merger.

Section 1.2 Effect of the Merger.

(a) At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the Michigan Business Corporation Act (the “MBCA”) and the Georgia Limited Liability Company Act. From and after the Effective Time, the separate corporate existence of BSI shall cease and PRGX LLC shall continue as the surviving entity in the Merger (PRGX LLC, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”).

(b) The Certificate of Formation and Operating Agreement of PRGX LLC in effect immediately prior to the Effective Time shall be the Certificate of Formation and Operating Agreement of the Surviving Entity, until the same shall thereafter be altered, amended or repealed in accordance with applicable law. The managers and officers of PRGX LLC in effect immediately prior to the Effective Time shall be and remain the managers and officers of the Surviving Entity after the Merger until their successors are duly elected and qualified.

(c) As of the Effective Time, by virtue of the Merger and without any action on the part of any shareholder of BSI, each share of capital stock of BSI (including any shares held in the treasury of BSI immediately prior to the Effective Time) shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto, except as specifically provided in this Agreement.

Section 1.3 Agreement to Purchase and Sell. Subject to the terms and conditions of this Agreement, at the Closing, SDS and DD&C will sell, grant, assign, transfer and deliver to PRGX LLC, and PRGX LLC will purchase and acquire from SDS and DD&C, all right, title and interest of SDS and DD&C in and to, except for the Excluded Assets, all of the assets, properties and rights of SDS and DD&C of every kind and description, tangible and intangible, wherever situated (which assets, properties and rights are collectively referred to in this Agreement as the “Assets”), free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever, except for encumbrances for Taxes not yet due and payable (collectively, “Liens”), and PRGX LLC will assume and discharge, when due, the Assumed Liabilities.

Section 1.4 Assets. Except as otherwise expressly set forth in Section 1.5, the Assets shall include, without limitation, the following assets, properties and rights of SDS and DD&C as of the Closing Date:

(a) all deposits, advances, pre-paid expenses and credits of each such Company;

(b) all fixed assets, equipment, furnishings, computer hardware, vehicles, fixtures and other tangible personal property of each such Company, including those set forth on Schedule 3.5(c);

(c) all rights of each such Company under the Company Contracts;

(d) all goodwill, patents, patent applications, copyrights, copyright applications, methods, know-how, software, technical documentation, processes, procedures, inventions, trade secrets, trademarks, trade names, service marks, service names, registered user names, technology, research records, data, designs, plans, drawings and formulas, whether patentable or unpatentable, and other intellectual or proprietary rights or property of each such Company (and all rights thereto and applications therefor);

(e) all accounts receivable, notes receivable and other receivables of each such Company and any security therefor;

(f) all rights to causes of action, lawsuits, judgments, claims and demands of any nature available to or being pursued by each such Company, whether arising by way of counterclaim or otherwise;

(g) all rights in and under all express or implied guarantees, warranties, representations, covenants, indemnities and similar rights in favor of each such Company;

(h) all permits, approvals, licenses, qualifications, registrations, certifications, authorizations or similar rights of each such Company issued by, or submitted by any Company to, any Governmental Entity, including those set forth on Schedule 3.19 (unless otherwise indicated thereon);

(i) all information, files, correspondence, records, data, plans, reports, contracts and recorded knowledge, including client, supplier, price and mailing lists, past deliverables and proposals to clients, employee files and records, and all accounting or other books and records of each such Company in whatever media retained or stored, including, without limitation, computer programs and disks;

(j) all telephone and facsimile numbers, e-mail addresses, Internet websites, domain names and social networking website accounts of each such Company; and

(k) all other tangible and intangible assets of any kind or description, wherever located, that are carried on the books of each such Company or which are owned by each such Company.

Section 1.5 Excluded Assets. Notwithstanding anything to the contrary set forth in this Agreement, the Assets will not include the following assets, properties and rights of SDS or DD&C (collectively, the “Excluded Assets”):

(a) all cash, cash equivalents or marketable securities and all rights to any bank accounts of each such Company;

(b) any permit, approval, license, qualification, registration, certification, authorization or similar right of each such Company issued by, or submitted by any Company to, any Governmental Entity, that by its terms is not transferable to PRGX LLC, including those indicated on Schedule 3.19 as not being transferable;

(c) any real property and vehicles of each such Company;

(d) the charter documents, minute books, membership unit ledgers and Tax Returns of each such Company;

(e) the rights that accrue to each such Company under this Agreement; and

(f) all claims for refund of Taxes and other Governmental Entity charges for each such Company for any period (or portion thereof) ending on or before the Closing Date, except that such claims for Tax refunds shall be deemed to be Excluded Assets only to the extent and in the amount that such claims exceed the amount reflected on the Final Working Capital Schedule for such Tax refunds; and

(g) the assets, properties and rights set forth on Schedule 1.5.

Section 1.6 Assumption of Assumed Liabilities.

(a) Except as provided in Section 1.6(b), the PRGX Parties will not assume, in connection with the transactions contemplated by this Agreement, any liability or obligation of SDS or DD&C whatsoever, and each such Company will retain responsibility for all liabilities and obligations accrued as of or on the Closing Date and all liabilities and obligations arising from such Company’s operations prior to or on the Closing Date, whether or not accrued and whether or not disclosed.

(b) As the sole exception to the provisions in Section 1.6(a), effective as of the Closing Date, PRGX LLC will assume and agree to pay, discharge or perform, as appropriate, the following liabilities and obligations of SDS and DD&C (collectively, the “Assumed Liabilities”):

(i) all obligations of each such Company under the Company Contracts to the extent such obligations are not required to be performed prior to the Closing Date and accrue and relate to the operations of the SDS Business subsequent to the Closing Date; and

(ii) those current liabilities of each such Company to the extent and in the amount reflected as current liabilities on the Final Working Capital Schedule.

Section 1.7 Excluded Liabilities. Specifically, and without in any way limiting the generality of Section 1.6(a), the Assumed Liabilities will not include, and in no event will the PRGX Parties assume, agree to pay, discharge or satisfy, any liability or obligation under this Agreement or otherwise have any responsibility for, any liability or obligation of SDS or DD&C (together with all other liabilities of SDS or DD&C that are not Assumed Liabilities, the “Excluded Liabilities”):

(a) relating to any liability or obligation (including, without limitation, accounts payable) owed to any Shareholder or any Affiliate of any Company;

(b) for Taxes with respect to (i) any period (or portion thereof) ending on or before the Closing Date or (ii) any of the transactions contemplated under this Agreement, except that such Taxes shall be deemed to be Excluded Liabilities only to the extent and in the amount that such Taxes exceed the amount, if any, reserved for such Taxes on the face of the Final Working Capital Schedule;

(c) for any indebtedness with respect to borrowed money and notes payable, including any interest or penalties accrued thereon;

(d) relating to, resulting from or arising out of (i) claims made in pending or future suits, actions, investigations, or other legal, governmental or administrative proceedings or (ii) claims based on violations of law as in effect on or prior to the Closing Date, breach of contract, employment practices, or environmental, health and safety matters or any other actual or alleged action or failure of any such Company to perform any obligation, in each case arising out of or relating to events which shall have occurred, or the operation of the Target Business, prior to the Closing;

(e) pertaining to any service or warranty liability with respect to services provided or products sold by any such Company prior to the Closing Date (other than to the extent such services or products accrue and relate to the operations of the SDS Business subsequent to the Closing Date);

(f) pertaining to any Excluded Asset; and

(g) relating to, resulting from or arising out of any former operations of any such Company that have been discontinued or disposed of prior to the Closing Date.

Such Excluded Liabilities shall include all claims, actions, litigation and proceedings relating to any or all of the foregoing and all costs and expenses in connection therewith.

ARTICLE 2

TRANSACTION CONSIDERATION; ADJUSTMENTS AND ALLOCATIONS

Section 2.1 Transaction Consideration. Subject to adjustment pursuant to Section 2.3, the aggregate consideration to be paid by the PRGX Parties hereunder (the “Transaction Consideration”) shall be (a) TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($2,500,000) (the “Closing Cash Amount”); (b) SIX HUNDRED FORTY THOUSAND SIX HUNDRED FOURTEEN (640,614) shares of common stock, no par value per share (“PRGX Common Stock”), of PRGX Parent (the “Closing PRGX Shares”); (c) the right to receive Earnout Payments pursuant to the terms and conditions of Section 2.4; and (d) the right to receive Special Payments pursuant to the terms and conditions of Section 2.5. In addition to the foregoing, as consideration for the sale, grant, assignment, transfer and delivery of the Assets, PRGX LLC shall assume and discharge the Assumed Liabilities.

Section 2.2 Payment of Transaction Consideration.

(a) On the Closing Date, the PRGX Parties shall:

(i) deposit 549,099 shares of PRGX Common Stock with SunTrust Bank, as escrow agent (the “Escrow Agent”), pursuant to an Escrow Agreement (the “Escrow Agreement”), in substantially the form attached hereto as Exhibit B;

(ii) deliver to the Shareholders 91,515 shares of PRGX Common Stock, such shares shall be delivered by stock certificates or pursuant to PRGX Parent’s book entry registration system; and

(iii) pay or cause to be paid to the Shareholders and the Companies, in accordance with the percentages set forth on Schedule 2.2(a)(iii), an amount equal to the Closing Cash Amount (as adjusted pursuant to Section 2.3(c)). Such payment shall be made in cash by the wire transfer of immediately available funds to such bank account(s) as shall have been designated in writing by the Shareholders at least three (3) Business Days prior to the Closing Date.

(b) Subject to any adjustment pursuant to Section 2.3, any Earnout Payments pursuant to Section 2.4 and any Special Payments pursuant to Section 2.5, the Companies and the Shareholders acknowledge that the payments and deliveries made pursuant to Section 2.2(a) constitute payment in full of the Transaction Consideration.

Section 2.3 Adjustment of Transaction Consideration.

(a) The Parties acknowledge that the Transaction Consideration being paid by the PRGX Parties pursuant to Section 2.1 has been based on the assumption that the Net Working Capital shall be equal to ONE MILLION DOLLARS ($1,000,000) (the “Target Working Capital”).

(b) For purposes of this Section 2.3, the “Net Working Capital” means (i) the aggregate amount of (A) current assets of BSI and (B) current assets included in the Assets (in each case, less applicable reserves) less (ii) the aggregate amount of (A) total liabilities of BSI and (B) total liabilities included in the Assumed Liabilities, in each case determined as of the end of business on the Closing Date in accordance with U.S. generally accepted accounting principles (“GAAP”) for which specific application to the Companies in certain areas is described on Schedule 2.3(b)(i) (the “Accounting Principles”). For illustrative purposes only, attached hereto as Schedule 2.3(b)(ii) is an example of the format that shall be used for calculation of the Net Working Capital. For the avoidance of doubt, the Parties agree that the Net Working Capital shall include (i) a Tax liability in respect of all Taxes due with respect to Tax Returns for any Pre-Closing Tax Period, (ii) a Tax liability in respect of the portion of all Taxes due with respect to Tax Returns for any Straddle Period utilizing the allocation methodology set forth in Section 2.3(j), and (iii) a liability for deferred Taxes established to reflect timing differences between book and Tax income.

(c) Prior to the Closing, the Shareholders have delivered to the PRGX Parties a schedule which sets forth the Shareholders’ good faith written estimate of the Net Working Capital in the amount of $1,605,555.08 (the “Estimated Net Working Capital”). The Parties have agreed that the Closing Cash Amount shall be increased by $302,777.54, which represents 50% of the amount equal to the Estimated Net Working Capital, minus the Target Working Capital. The “Adjusted Estimated Net Working Capital” means $1,302,777.54, which, for avoidance of doubt, is equal to the amount that the Closing Cash Amount is increased pursuant to the preceding sentence, plus the Target Working Capital.

(d) As promptly as practicable following the Closing Date (and, in any event, by no later than sixty (60) days after the Closing Date), the Shareholders will prepare and deliver to the PRGX Parties a calculation of the Net Working Capital as of the end of business on the Closing Date, which shall be set forth in a balance sheet format detailing the calculation thereof (the “Preliminary Working Capital Schedule”).

(e) The PRGX Parties shall have sixty (60) days following receipt of the Preliminary Working Capital Schedule, except that such sixty (60) day period shall be automatically extended a day for each day that the Shareholders unreasonably deny the

PRGX Parties access to the books and records relevant to the calculation of the Net Working Capital and requested in writing by the PRGX Parties, during which to notify the Shareholders of any dispute of any item contained in the Preliminary Working Capital Schedule, which notice shall set forth in reasonable detail the disputed items, the estimated amounts of such disputed items, if reasonably determinable, and the basic facts underlying its objection. If the PRGX Parties do not notify the Shareholders of any dispute within such sixty (60) day period, as extended, the Preliminary Working Capital Schedule shall be deemed to be the Final Working Capital Schedule. The PRGX Parties and the Shareholders shall cooperate in good faith to resolve any dispute as promptly as possible, and upon such resolution, the Final Working Capital Schedule shall be documented in writing signed by the PRGX Parties and the Shareholders.

(f) If the PRGX Parties and the Shareholders are unable to resolve any dispute regarding the Preliminary Working Capital Schedule within twenty (20) days (or such longer period as the PRGX Parties and the Shareholders shall mutually agree in writing) of notice of a dispute, the Parties shall engage the Atlanta, Georgia office of KPMG LLP, or if KPMG LLP is no longer independent at the time a dispute would be submitted to it, the Parties shall engage an independent accounting firm mutually agreeable to them (KPMG LLP or any other independent accounting firm selected by the Parties is the “Arbitrator”) to resolve the dispute. The Arbitrator will act as a neutral arbitrator and will exercise its discretion independently to resolve only the disputed items using the Accounting Principles. The Parties will provide the Arbitrator with all books and records in their possession relevant to the determinations to be made by it. Except as unilaterally initiated by the Arbitrator, none of the Parties or any of their respective Affiliates or representatives will meet to discuss any substantive matters with the Arbitrator without the other Parties being present or having the opportunity following at least three Business Days notice to be present, either in person or by telephone. The Arbitrator will have the power to require any Party to provide to it such books and records and other information it deems relevant to the resolution of the disputed items. All books and records and other information (including written answers to questions from the Arbitrator) submitted to the Arbitrator must be concurrently delivered to all the Parties. All disputes relating to the determination of the Net Working Capital will be resolved exclusively by the Arbitrator. The Arbitrator shall use commercially reasonable efforts to complete its work within thirty (30) days of its engagement. The determination of the Arbitrator with respect to disputes to be resolved by it under this Agreement, absent manifest mathematical error, will be final and binding upon the Parties. The expenses of the Arbitrator shall be shared equally by the Shareholders, on the one hand, and the PRGX Parties, on the other hand. The calculation of the Net Working Capital as finally determined pursuant to this Section 2.3 is referred to herein as the “Final Working Capital Schedule”. The “Final Working Capital” means the Net Working Capital set forth on the Final Working Capital Schedule.

(g) Within five (5) Business Days after the determination of the Final Working Capital Schedule in accordance with this Section 2.3, (i) if the amount of the Final Working Capital is less than the Adjusted Estimated Net Working Capital, then the Shareholders shall pay to PRGX LLC an amount equal to the difference between the Adjusted Estimated Net Working Capital and the Final Working Capital or (ii) if the

amount of the Final Working Capital is greater than the Adjusted Estimated Net Working Capital, then the PRGX Parties shall pay to the Shareholders and the Companies, in accordance with the percentages set forth on Schedule 2.3(g), an amount equal to the difference between the Adjusted Estimated Net Working Capital and the Final Working Capital. Any payment required under this Section 2.3(g) shall be made in cash by the wire transfer of immediately available funds to such bank account(s) as shall be designated in writing by the recipient at least three (3) Business Days prior to the applicable payment date.

(h) Concurrently with the delivery of the Preliminary Working Capital Schedule, the Shareholders shall prepare and deliver to the PRGX Parties preliminary Tax Returns for BSI (“Preliminary Tax Returns”) for all periods ending on or before the Closing Date (a “Pre-Closing Tax Period”) not filed on or prior to the Closing Date and for Tax periods which begin before and end after the Closing Date (a “Straddle Period”), utilizing the allocation methodology set forth in Section 2.3(j). Such Tax Returns shall be prepared by the Shareholders in a manner consistent with the Preliminary Working Capital Schedule. The PRGX Parties shall have sixty (60) days following receipt of the Preliminary Tax Returns, except that such sixty (60) day period shall be automatically extended a day for each day that the Shareholders unreasonably deny the PRGX Parties access to the books and records relevant to the calculation of such Tax liability and requested in writing by the PRGX Parties, during which to notify the Shareholders of any dispute of any item contained in such Preliminary Tax Returns, which notice shall set forth in reasonable detail the disputed items, the estimated amounts of such disputed items, if reasonably determinable, and the basic facts underlying its objection. If the PRGX Parties do not notify the Shareholders of any dispute within such sixty (60) day period, as extended, each Preliminary Tax Return shall be deemed to be the Final Tax Return, as applicable. The PRGX Parties and the Shareholders shall cooperate in good faith to resolve any dispute as promptly as possible, and upon such resolution, the Final Tax Returns shall be documented in writing signed by the PRGX Parties and the Shareholders.

(i) If the PRGX Parties and the Shareholders are unable to resolve any dispute regarding the Preliminary Tax Returns within twenty (20) days (or such longer period as the PRGX Parties and the Shareholders shall mutually agree in writing) of notice of a dispute, the Parties shall engage the Arbitrator to resolve the dispute. The Arbitrator will act as a neutral arbitrator and will exercise its discretion independently to resolve only the disputed items. The Parties will provide the Arbitrator with all books and records in their possession relevant to the determinations to be made by it. Except as initiated or required by the Arbitrator, none of the Parties or any of their respective Affiliates or representatives will meet to discuss any substantive matters with the Arbitrator without the other Parties being present or having the opportunity following at least three Business Days notice to be present, either in person or by telephone. The Arbitrator will have the power to require any Party to provide to it such books and records and other information it deems relevant to the resolution of the disputed items. All books and records and other information (including written answers to questions from the Arbitrator) submitted to the Arbitrator must be concurrently delivered to all the Parties. All disputes with respect to the allocation methodology or the mathematical calculation of the Preliminary Tax Returns will be resolved exclusively by the Arbitrator. The Arbitrator shall use commercially reasonable efforts to complete its work within thirty (30) days of its engagement. The determination of the Arbitrator with respect to disputes to be resolved by it under this Agreement, absent manifest mathematical error, will be final and binding upon the Parties. The expenses of the Arbitrator shall be shared equally by the Shareholders, on the one hand, and the PRGX Parties, on the other hand. The Tax Returns as finally determined pursuant to this Section 2.3 are referred to herein as the “Final Tax Returns”.

(j) Taxes (other than Taxes that in whole or in part are based on, measured by or calculated with reference to net income, profits or gains (including any state or local franchise Taxes)) of or related to the assets, operations and activities of BSI for any Straddle Period shall be allocated to the Pre-Closing Tax Period by multiplying the total amount of any such Tax for the full Straddle Period by a fraction, the numerator of which is the number of days from the beginning of such Straddle Period to and including the Closing Date and the denominator of which is the total number of days in such full Straddle Period. The portion of Taxes that in whole or in part are based on, measured by or calculated with reference to net income, profits or gains (including any state or local franchise Taxes) of BSI for any Straddle Period shall be the amount computed as if such taxable period ended as of the close of business on the Closing Date.

Section 2.4 Earnout Payments.

(a) Definitions. For purposes of this Section 2.4, the following definitions shall apply:

(i) “Adjusted Gross Margin” shall mean, for an Applicable Period, a percentage obtained by dividing (A) the aggregate Earnout A Revenue and Earnout B Revenue (excluding revenue described in clause (B) of the definition of Earnout B Revenue) for such Applicable Period less the Direct Costs associated with such included revenue, by (B) the aggregate Earnout A Revenue and Earnout B Revenue (excluding revenue described in clause (B) of the definition of Earnout B Revenue) for such Applicable Period.

(ii) “Applicable Period” shall mean, as applicable, the First Period or the Second Period.

(iii) “Average Price” shall mean the average of the closing sales prices per share of the PRGX Common Stock on the Nasdaq Global Market (or, if the PRGX Common Stock is not traded on the Nasdaq Global Market, the principal securities exchange or trading market for the PRGX Common Stock) for the twenty (20) consecutive full trading days in which such shares are traded on such market or exchange immediately prior to, but not including, the applicable payment date. The Average Price shall be calculated to the nearest one-hundredth of one cent. If after the date of this Agreement and at or prior to the applicable payment date, the outstanding shares of PRGX Common Stock are changed into a different number of shares by reason of any reclassification, recapitalization, stock split, subdivision, combination or exchange of shares, or any dividend payable in stock or other securities is declared thereon or rights issued in respect thereof with a record date within such period, the Average Price will be adjusted accordingly, if necessary and without duplication, to provide to the same economic effect as contemplated by this Agreement.

(iv) “BSI Clients” shall mean the clients of BSI specifically listed on Schedule 2.4(a)(iv).

(v) “BSI Legacy Employees” shall mean those individuals who become employees of any PRGX Party pursuant to this Agreement.

(vi) “BSI New Service Clients” shall mean the clients or prospects of BSI specifically listed on Schedule 2.4(a)(vi).

(vii) “BSI Prospects” shall mean the prospects of BSI specifically listed on Schedule 2.4(a)(vii).

(viii) “Direct Costs” shall mean, with respect to designated revenue, the sum of (A) audit personnel and other direct job costs directly incurred in earning such revenue, (B) data conversion personnel costs directly incurred in earning such revenue, (C) sales commissions directly resulting from earning such revenue that is recovery audit revenue, but only to the extent and in the amount that such sales commissions are awarded and earned consistent with BSI’s commission plan and policy in effect immediately prior to the Closing as described on Schedule 2.4(a)(viii), and (D) total sales and delivery costs and expenses directly incurred from earning such revenue that is SDS Services revenue.

(ix) “Earnout A Revenue” shall mean, for an Applicable Period, the sum of, without duplication, (A) the revenue for such Applicable Period in respect of commercial recovery audit services provided by PRGX Parent or its subsidiaries to BSI Clients and (B) the revenue for such Applicable Period in respect of SDS Services provided by PRGX Parent or its subsidiaries. For purposes of this definition of “Earnout A Revenue,” revenue shall be determined in accordance with the Accounting Principles. Notwithstanding anything contained herein to the contrary, it is expressly understood and agreed that no revenue (whether billed or unbilled) included as a part of the current assets on the Final Working Capital Schedule shall be included in revenue for purposes of this Section 2.4.

(x) “Earnout B Revenue” shall mean, for an Applicable Period, the sum of, without duplication, (A) the revenue for such Applicable Period in respect of commercial recovery audit services provided by PRGX Parent or its subsidiaries to BSI Prospects, (B) the revenue for such Applicable Period in respect of PRGX Analytics/Advisory Services provided by PRGX Parent or its subsidiaries to BSI New Service Clients, and (C) the revenue for such Applicable Period in respect of commercial recovery audit services provided by PRGX Parent or its subsidiaries to PRGX Clients where the aggregate time and effort (based on hours worked) of BSI

Legacy Employees involved in the performance of such services during such Applicable Period represents a majority of the aggregate time and effort of all employees, independent contractors and/or subcontractors of PRGX Parent or its subsidiaries (including BSI Legacy Employees) involved in the performance of such services. With respect to the foregoing clause (C), for the avoidance of doubt, the assignment of BSI Legacy Employees to engagements for PRGX Clients shall be made in the sole and absolute discretion of PRGX Parent; provided, however, that the PRGX Parties shall not assign or fail to assign any BSI Legacy Employees to any engagements with the intent to reduce, eliminate or avoid making Earnout Payments under this Agreement. For purposes of clause (A) of this definition of “Earnout B Revenue,” revenue shall be determined in accordance with the Accounting Principles. For purposes of clauses (B) and (C) of this definition of “Earnout B Revenue,” revenue shall be determined in accordance with GAAP in effect as of the Closing Date, and to the extent not in conflict with GAAP in effect as of the Closing Date, consistent with the accounting policies used in the preparation of PRGX Parent’s financial statements included in the PRGX SEC Reports.

(xi) “First Period” shall mean the period commencing on December 1, 2011 and ending on November 30, 2012.

(xii) “First Period Earnout A Revenue” shall mean Earnout A Revenue for the First Period.

(xiii) “First Period Earnout B Revenue” shall mean Earnout B Revenue for the First Period.

(xiv) “PRGX Analytics/Advisory Services” shall mean any services provided by PRGX Parent’s business analytics and/or advisory business units. For purposes hereof, “PRGX Analytics/Advisory Services” excludes services provided by PRGX Parent’s recovery audit business unit and SDS Services.

(xv) “PRGX Clients” shall mean any clients of PRGX Parent and its subsidiaries other than BSI Clients and BSI Prospects.

(xvi) “Second Period” shall mean the period commencing on December 1, 2012 and ending on November 30, 2013.

(xvii) “Second Period Earnout A Revenue” shall mean Earnout A Revenue for the Second Period.

(xviii) “Second Period Earnout B Revenue” shall mean Earnout B Revenue for the Second Period.

(xix) “SDS Services” means those services of the type provided by the SDS Business as of the Closing Date.

(b) Subject to the terms and conditions of this Section 2.4 (including clause (f) below), following the First Period, if the First Period Earnout A Revenue is greater than $4,500,000, then the PRGX Parties shall pay the Shareholders and the Companies an amount (such amount, if payable pursuant to this Section 2.4(b), the “First Period Earnout A Payment”) equal to 50% of the amount by which the First Period Earnout A Revenue exceeds $4,500,000.

(c) Subject to the terms and conditions of this Section 2.4 (including clause (f) below), following the First Period, if there is First Period Earnout B Revenue, the PRGX Parties shall pay the Shareholders and the Companies an amount (such amount, if payable pursuant to this Section 2.4(c), the “First Period Earnout B Payment”) equal to 25% of the First Period Earnout B Revenue.

(d) Subject to the terms and conditions of this Section 2.4 (including clause (f) below), following the Second Period, if the Second Period Earnout A Revenue is greater than $3,500,000, then the PRGX Parties shall pay the Shareholders and the Companies an amount (such amount, if payable pursuant to this Section 2.4(d), the “Second Period Earnout A Payment”) equal to 50% of the amount by which the Second Period Earnout A Revenue exceeds $3,500,000.

(e) Subject to the terms and conditions of this Section 2.4 (including clause (f) below), following the Second Period, if there is Second Period Earnout B Revenue, the PRGX Parties shall pay the Shareholders and the Companies an amount (such amount, if payable pursuant to this Section 2.4(e), the “Second Period Earnout B Payment”) equal to 25% of the Second Period Earnout B Revenue. The First Period Earnout A Payment, the First Period Earnout B Payment, the Second Period Earnout A Payment and/or the Second Period Earnout B Payment are each hereinafter referred to, individually, as an “Earnout Payment” and, collectively, as the “Earnout Payments.”

(f) Notwithstanding anything contained herein to the contrary, if the Adjusted Gross Margin for an Applicable Period is less than 30%, then the Earnout Payment(s) with respect to such Applicable Period shall be reduced by an amount equal to the difference resulting from the following calculation: (i) 30% of the aggregate Earnout A Revenue and Earnout B Revenue (excluding revenue described in clause (B) of the definition of Earnout B Revenue) for such Applicable Period, minus (ii) the aggregate Earnout A Revenue and Earnout B Revenue (excluding revenue described in clause (B) of the definition of Earnout B Revenue) less the Direct Costs associated with such included revenue.

(g) Notwithstanding anything contained herein to the contrary, in no event shall the PRGX Parties be required to pay more than $5,500,000 in the aggregate for the Earnout Payments.

(h) By no later ninety (90) calendar days after the end of the First Period and Second Period, as applicable, the PRGX Parties shall prepare and deliver to the Shareholders a detailed calculation of the Earnout Payments, if any, for the recently concluded Applicable Period (each, a “Preliminary Earnout Calculation Statement”).

Concurrently with the delivery of the Preliminary Earnout Calculation Statement, the PRGX Parties shall pay to the Shareholders and the Companies an amount equal to the applicable Earnout Payment, if any, set forth on the Preliminary Earnout Calculation Statement (each, an “Estimated Earnout Payment”), in accordance with the percentages set forth on Schedule 2.4(k) and in the manner set forth in Sections 2.4(k)(i) and 2.4(k)(ii).

(i) The PRGX Parties shall provide, during normal business hours, the Shareholders and their representatives such access to the books and records of the PRGX Parties as shall be reasonably requested by the Shareholders in order to validate the accuracy of a Preliminary Earnout Calculation Statement. The Shareholders shall have thirty (30) days following receipt of a Preliminary Earnout Calculation Statement, except that such thirty (30) day period shall be automatically extended a day for each day that the PRGX Parties unreasonably deny the Shareholders access to the books and records relevant to the calculation of the Earnout Payments and requested in writing by the Shareholders, during which to notify the PRGX Parties of any dispute of any item contained in such Preliminary Earnout Calculation Statement, which notice shall set forth in reasonable detail the disputed items, the estimated amounts of such disputed items, if reasonably determinable, and the basic facts underlying its objection. If the Shareholders do not notify the PRGX Parties of any dispute within such thirty (30) day period, as extended, (or if the Shareholders give the PRGX Parties written notice during such period that the Shareholders accept a Preliminary Earnout Calculation Statement as being accurate), the Preliminary Earnout Calculation Statement shall be deemed to be the Final Earnout Calculation Statement. The PRGX Parties and the Shareholders shall cooperate in good faith to resolve any dispute as promptly as possible, and upon such resolution, the Final Earnout Calculation Statement shall be documented in writing signed by the PRGX Parties and the Shareholders.

(j) If the PRGX Parties and the Shareholders are unable to resolve any dispute regarding a Preliminary Earnout Calculation Statement within twenty (20) days (or such longer period as the PRGX Parties and the Shareholders shall mutually agree in writing) of notice of a dispute, the Parties shall engage the Arbitrator to resolve the dispute. The Arbitrator will act as a neutral arbitrator and will exercise its discretion independently to resolve only the disputed items. The Parties will provide the Arbitrator with all books and records in their possession relevant to the determinations to be made by it. Except as unilaterally initiated by the Arbitrator, none of the Parties or any of their respective Affiliates or representatives will meet to discuss any substantive matters with the Arbitrator without the other Parties being present or having the opportunity following at least three Business Days notice to be present, either in person or by telephone. The Arbitrator will have the power to require any Party to provide to it such books and records and other information it deems relevant to the resolution of the disputed items. All books and records and other information (including written answers to questions from the Arbitrator) submitted to the Arbitrator must be concurrently delivered to all the Parties. All disputes relating to this Section 2.4 will be resolved exclusively by the Arbitrator. The Arbitrator shall use commercially reasonable efforts to complete its work within thirty (30) days of its engagement. The determination of the Arbitrator with respect to disputes to be resolved by it under this Agreement, absent manifest mathematical error, will be final and binding upon the Parties. The expenses of the Arbitrator shall be shared equally by the Shareholders, on the one hand, and the PRGX Parties, on the other hand. The calculation of an Earnout Payment as finally determined pursuant to this Section 2.4 is referred to herein as a “Final Earnout Calculation Statement.” The “Final Earnout Payment” means the applicable Earnout Payment, if any, set forth on the Final Earnout Calculation Statement.

(k) Within five (5) Business Days after the determination of the Final Earnout Calculation Statement in accordance with this Section 2.4, (i) if the amount of the Final Earnout Payment is less than the Estimated Earnout Payment, then the Shareholders shall pay to PRGX LLC in cash by wire transfer an amount equal to the difference between the Estimated Earnout Payment and the Final Earnout Payment or (ii) if the amount of the Final Earnout Payment is greater than the Estimated Earnout Payment, then the PRGX Parties shall pay to the Shareholders and the Companies, in accordance with the percentages set forth on Schedule 2.4(k), an amount equal to the difference between the Estimated Earnout Payment and the Final Earnout Payment, as follows:

(i) one-half shall be made by the wire transfer of immediately available funds to such bank accounts as shall be designated in writing by the Shareholders at least three (3) Business Days prior to the applicable payment date; and

(ii) the balance shall be satisfied by delivering the number of shares of PRGX Common Stock equal to (A) such balance, divided by (B) the Average Price; provided, however, that if any fraction of a share of PRGX Common Stock would otherwise be issuable hereunder, the PRGX Parties shall pay an amount in cash calculated by them to be equal to the Average Price multiplied by such fraction computed to the nearest whole cent; provided, further, that the PRGX Parties will be required to pay cash in lieu of issuing shares of PRGX Common Stock hereunder to the extent that the issuance of shares of PRGX Common Stock would exceed that number of shares which PRGX Parent may issue under this Agreement (including taking into account the Closing PRGX Shares) without breaching PRGX Parent’s obligations under the rules or regulations of the Nasdaq Global Market (or, if the PRGX Common Stock is not traded on the Nasdaq Global Market, the then applicable rules (if any) of the principal securities exchange or trading market for the PRGX Common Stock, if such rules mandatorily apply), unless PRGX obtains the approval of its shareholders as required by the applicable rules of the Nasdaq Global Market or such other exchange for issuances of shares in excess of such amount; provided, further, that the PRGX Parties will be required to pay cash in lieu of issuing shares of PRGX Common Stock if PRGX Common Stock is not listed on a national securities exchange (as such term is defined under the Securities Exchange Act of 1934, as amended). At PRGX Parent’s election, such shares shall be delivered by stock certificates or pursuant to PRGX Parent’s book entry registration system.

(l) Notwithstanding anything contained herein to the contrary, any revenues in respect of the Special Claim shall be disregarded for purposes of the calculation of Earnout A Revenue and any expenses directly incurred in connection with the Special

Claim shall be disregarded for purposes of the calculation of Direct Costs; provided, however, (i) if the Net Special Claims Fees as of November 30, 2012 is not greater than zero, then any revenues in respect of the Special Claim in the First Period shall be included for purposes of the calculation of the First Period Earnout A Revenue and any expenses directly incurred in connection with the Special Claim in the First Period shall be included for purposes of the calculation of Direct Costs for the First Period and (ii) if the Net Special Claims Fees as of November 30, 2013 is not greater than zero, then any revenues in respect of the Special Claim in the Second Period shall be included for purposes of the calculation of the Second Period Earnout A Revenue and any expenses directly incurred in connection with the Special Claim in the Second Period shall be included for purposes of the calculation of Direct Costs for the Second Period. If (A) the Net Special Claims Fees as of November 30, 2012 is greater than zero and (B) the Net Special Claims Fees as of November 30, 2013 is not greater than zero, then the First Period Earnout A Payment shall be re-calculated to include revenues in respect of the Special Claim in the First Period and expenses directly incurred in connection with the Special Claim in the First Period. If (1) if the Net Special Claims Fees as of November 30, 2012 is not greater than zero and (2) if the Net Special Claims Fees as of November 30, 2013 is greater than zero, then the First Period Earnout A Payment shall be re-calculated to disregard revenues in respect of the Special Claim in the First Period and expenses directly incurred in connection with the Special Claim in the First Period. The procedures set forth in Sections 2.4(h), (i) and (j) (unless the context otherwise requires) shall apply to reach a final determination of any such re-calculation of the First Period Earnout A Payment. Within ten (10) days of the final determination of any such re-calculation of the First Period Earnout A Payment, (x) the Shareholders shall pay the PRGX Parties the amount, if any, by which the originally-calculated First Period Earnout A Payment exceeds the re-calculated First Period Earnout A Payment, and (y) the PRGX Parties shall pay the Shareholders the amount, if any, by which the re-calculated First Period Earnout A Payment exceeds the orignally-calculated First Period Earnout A Payment. Any such payment payable by the Shareholders may be netted against any other Earnout Payment payable at such time.

(m) Each of the Shareholders and the Companies hereby acknowledge that the achievement of applicable revenue results sufficient to result in any Earnout Payments is uncertain and that the Target Business may not achieve such level, and it is therefore not assured that the Shareholders or the Companies will be entitled to any Earnout Payments. Each of the Shareholders and the Companies further acknowledge that the PRGX Parties and/or their Affiliates shall have the right to operate the Target Business in a manner that they deem to be in the best interests of the PRGX Parties and/or their Affiliates and their respective shareholders, and except as provided below, the Shareholders or the Companies will have no right to dispute the determination of any results hereunder based on any claim or allegation that arises out of or relates to the exercise of business judgment by the PRGX Parties and/or their Affiliates; provided, however, the PRGX Parties shall not (i) during the period beginning on the Closing Date and ending on the first anniversary of the Closing Date, make any material change to the cash compensation (salary, commission or other cash incentive arrangements) of any BSI Legacy Employee (other than BSI Business sales personnel) in effect immediately prior to the Closing other than as required by law or as provided in the employment arrangements being entered into in connection with the transactions contemplated by this Agreement, or (ii) take or omit to take any action with the intent to reduce, eliminate or avoid the Earnout Payments under this Agreement.

Section 2.5 Special Payments.

(a) Definitions. For purposes of this Section 2.5, the following definitions shall apply:

(i) “Net Special Claim Cash Receipts” shall mean actual cash receipts collected by PRGX Parent or its subsidiaries following the Closing Date directly in respect of the Special Claim less any “paybacks” (as such term is commonly understood in the recovery audit industry) of any cash receipts previously received directly in respect of the Special Claim.

(ii) “Net Special Claim Fees” shall mean, as of and through any particular date, the cumulative Net Special Claim Cash Receipts as of and through such date less the cumulative Special Claim Costs as of and through such date.

(iii) “Special Claim” shall mean that claim described on Schedule 2.5(a)(iii).

(iv) “Special Claim Costs” shall mean all costs and expenses incurred by PRGX Parent or its subsidiaries following the Closing Date directly relating to the Special Claim, including, without limitation, (A) audit personnel and other direct job costs directly incurred in connection with the Special Claim, (B) data conversion personnel costs directly incurred in connection with the Special Claim, (C) sales commissions directly incurred in connection with the Special Claim, (D) any taxes (other than U.S. federal or state income-based taxes) incurred in connection with the Special Claim, and (E) any costs of collection directly incurred in connection with the Special Claim. For purposes of this definition of “Special Claim Costs,” costs and expenses shall be determined in accordance with GAAP in effect as of the Closing Date, and to the extent not in conflict with GAAP in effect as of the Closing Date, consistent with the accounting policies used in the preparation of PRGX Parent’s financial statements included in the PRGX SEC Reports.

(v) “Special Payment Calculation Date” shall mean each of May 31, 2012, November 30, 2012, May 31, 2013, and November 30, 2013.

(b) Subject to the terms and conditions of this Section 2.5, following each Special Payment Calculation Date, if the Net Special Claim Fees as of such Special Payment Calculation Date is greater than zero, then the PRGX Parties shall pay the Shareholders an amount (any such amount, if payable pursuant to this Section 2.5(b), a “Special Payment” and, collectively, the “Special Payments”) equal to (i) the sum of (A) 95% of the lesser of (1) the Net Special Claim Fees as of such Special Payment Calculation Date and (2) $2,000,000 and (B) 50% of the amount, if any, by which the Net Special Claim Fees as of such Special Payment Calculation Date exceeds $2,000,000, less (ii) any Special Payment(s) previously paid by the PRGX Parties pursuant to this Section 2.5.

(c) Notwithstanding anything contained herein to the contrary, in no event shall the PRGX Parties be required to pay more than $8,000,000 in the aggregate for the Special Payments.

(d) By no later than forty-five (45) calendar days following each Special Payment Calculation Date, the PRGX Parties shall prepare and deliver to the Shareholders a detailed calculation of the Special Payment, if any, as of the immediately preceding Special Payment Calculation Date (each, a “Preliminary Special Payment Calculation Statement”). Concurrently with the delivery of the Preliminary Special Payment Calculation Statement, the PRGX Parties shall pay to the Shareholders or the Companies an amount equal to the applicable Special Payment, if any, set forth on the Preliminary Special Payment Calculation Statement (each, an “Estimated Special Payment”), in accordance with the percentages set forth on Schedule 2.5(g) and in the manner set forth in Section 2.5(g).

(e) The PRGX Parties shall provide, during normal business hours, the Shareholders and their representatives such access to the books and records of the PRGX Parties as shall be reasonably requested by the Shareholders in order to validate the accuracy of a Preliminary Special Payment Calculation Statement. The Shareholders shall have thirty (30) days following receipt of a Preliminary Special Payment Calculation Statement, except that such thirty (30) day period shall be automatically extended a day for each day that the PRGX Parties unreasonably deny the Shareholders access to the books and records relevant to the calculation of the Special Payment and requested in writing by the Shareholders, during which to notify the PRGX Parties of any dispute of any item contained in such Preliminary Special Payment Calculation Statement, which notice shall set forth in reasonable detail the disputed items, the estimated amounts of such disputed items, if reasonably determinable, and the basic facts underlying its objection. If the Shareholders do not notify the PRGX Parties of any dispute within such thirty (30) day period, as extended, (or if the Shareholders give the PRGX Parties written notice during such period that the Shareholders accept a Preliminary Special Payment Calculation Statement as being accurate), the Preliminary Special Payment Calculation Statement shall be deemed to be the Final Special Payment Calculation Statement. The PRGX Parties and the Shareholders shall cooperate in good faith to resolve any dispute as promptly as possible, and upon such resolution, the Final Special Payment Calculation Statement shall be documented in writing signed by the PRGX Parties and the Shareholders.

(f) If the PRGX Parties and the Shareholders are unable to resolve any dispute regarding a Preliminary Special Payment Calculation Statement within twenty (20) days (or such longer period as the PRGX Parties and the Shareholders shall mutually agree in writing) of notice of a dispute, the Parties shall engage the Arbitrator to resolve the dispute. The Arbitrator will act as a neutral arbitrator and will exercise its discretion independently to resolve only the disputed items. The Parties will provide the Arbitrator with all books and records in their possession relevant to the determinations to be made by it. Except as unilaterally initiated by the Arbitrator, none of the Parties or any of their respective Affiliates or representatives will meet to discuss any substantive matters with the Arbitrator without the other Parties being present or having the opportunity following at least three Business Days notice to be present, either in person or by telephone. The Arbitrator will have the power to require any Party to provide to it such books and records and other information it deems relevant to the resolution of the disputed items. All books and records and other information (including written answers to questions from the Arbitrator) submitted to the Arbitrator must be concurrently delivered to all the Parties. All disputes relating to this Section 2.5 will be resolved exclusively by the Arbitrator. The Arbitrator shall use commercially reasonable efforts to complete its work within thirty (30) days of its engagement. The determination of the Arbitrator with respect to disputes to be resolved by it under this Agreement, absent manifest mathematical error, will be final and binding upon the Parties. The expenses of the Arbitrator shall be shared equally by the Shareholders, on the one hand, and the PRGX Parties, on the other hand. The calculation of a Special Payment as finally determined pursuant to this Section 2.5 is referred to herein as a “Final Special Payment Calculation Statement.” The “Final Special Payment” means the applicable Special Payment, if any, set forth on the Final Special Payment Calculation Statement.

(g) Within five (5) Business Days after the determination of the Final Special Payment Calculation Statement in accordance with this Section 2.5, (i) if the amount of the Final Special Payment is less than the Estimated Special Payment, then the Shareholders shall pay to PRGX LLC in cash by wire transfer an amount equal to the difference between the Estimated Special Payment and the Final Special Payment or (ii) if the amount of the Final Special Payment is greater than the Estimated Special Payment, then the PRGX Parties shall pay to the Shareholders or the Companies, in accordance with the percentages set forth on Schedule 2.5(g), an amount equal to the difference between the Estimated Special Payment and the Final Special Payment, by the wire transfer of immediately available funds to such bank accounts as shall be designated in writing by the Shareholders at least three (3) Business Days prior to the applicable payment date.

(h) Notwithstanding anything contained herein to the contrary, if the Net Special Claim Fees as of any Special Payment Calculation Date is less than the Net Special Claim Fees as of any prior Special Payment Calculation Date, then the Shareholders shall pay the PRGX Parties an amount equal to the difference between (i) the aggregate amount of any Special Payment(s) previously paid by the PRGX Parties pursuant to this Section 2.5 and (ii) the hypothetical Special Payment, if any, that would payable following such subsequent Special Payment Calculation Date pursuant to Section 2.5(b) (ignoring, solely for the purposes of calculating such hypothetical Special Payment, any Special Payment(s) previously paid by the PRGX Parties pursuant to this Section 2.5).

(i) Each of the Shareholders hereby acknowledge that the achievement of applicable results sufficient to result in any Special Payment is uncertain and that the Target Business may not achieve such level, and it is therefore not assured that the Shareholders will be entitled to any Special Payment. Each of the Shareholders and the

Companies further acknowledge that the PRGX Parties and/or their Affiliates shall have the right to operate the Target Business in a manner that they deem to be in the best interests of the PRGX Parties and/or their Affiliates and their respective shareholders, and, except as expressly provided below, the Shareholders or the Companies will have no right to dispute the determination of any results hereunder based on any claim or allegation that arises out of or relates to the exercise of business judgment by the PRGX Parties and/or their Affiliates; provided, however, the PRGX Parties shall not (i) during the period beginning on the Closing Date and ending on the first anniversary of the Closing Date, make any material change to BSI’s compensation plans in effect immediately prior to the Closing other than as required by law, or (ii) take or omit to take any action with the intent to reduce, eliminate or avoid the Special Payment under this Agreement.

Section 2.6 Accounts Receivable Adjustment. Within ten (10) days of the later of (i) the date of the final determination of the Final Working Capital Schedule or (ii) the date one (1) year after the Closing Date (such later date, the “Adjustment Date”), the PRGX Parties shall calculate and determine (a) the aggregate amount, if any, of the unpaid balance, as of the Adjustment Date, of all accounts receivable (whether billed or unbilled but less applicable reserves) which were included as a part of the current assets on the Final Working Capital Schedule (the “Uncollected Accounts Receivable”) and (b) the aggregate amount, if any, of payments received by the PRGX Parties on account of the accounts receivable (whether billed or unbilled) included as part of the current assets on the Final Working Capital Schedule that exceeded the amount (less applicable reserves) set forth on the Final Working Capital Schedule for such accounts receivable (i.e., the PRGX Parties receive payment on amounts reserved on the Final Working Capital Schedule for accounts receivable (whether billed or unbilled)) (the “Surplus Accounts Receivable”). The PRGX Parties will prepare and deliver to the Shareholders a preliminary calculation (including reasonable detail thereof) of the amounts, if any, of the Uncollected Accounts Receivable or Surplus Accounts Receivable as of the Adjustment Date (the “Adjustment Calculation”). Upon Shareholder’s receipt of the Adjustment Calculation, the procedures set forth in Sections 2.3(e) and 2.3(f) (unless the context otherwise requires) shall apply to reach a final determination of the Adjustment Calculation. Within ten (10) days of the final determination of the Adjustment Calculation pursuant to the preceding sentence, the Shareholders shall pay the PRGX Parties the amount (net of any reduction in the amount of the deferred Tax liability set forth on the Final Working Capital Schedule due to the uncollected accounts receivable) of the Uncollected Accounts Receivable, if any, and the PRGX Parties shall pay the Shareholders the amount (net of any Tax liabilities not taken into account in the deferred Tax liability set forth on the Final Working Capital Schedule with respect to collection of such accounts receivable) of the Surplus Accounts Receivable, if any. The amounts payable as Uncollected Accounts Receivable, on one hand, and the Surplus Accounts Receivable, on the other hand, may be netted against one another, as applicable. For purposes of determining the Uncollected Accounts Receivable and Surplus Accounts Payable hereunder, to the extent that a PRGX Party receives a payment for an account receivable after the Closing Date which can be specifically identified to a particular invoice, such payment shall be allocated to that particular invoice; in all other cases, PRGX LLC shall contact the applicable account debtor and apply the payment as directed by the account debtor. No Party shall encourage an account debtor to designate payment to any specific invoice. To the extent a PRGX Party receives a payment for a specifically identifiable account receivable after the Adjustment Date which would have had the effect of (i) decreasing the amount of the Uncollected Accounts Receivable or (ii) increasing the amount of the Surplus Accounts Receivable, such PRGX Party shall promptly forward such payment (net of any income Tax liabilities not taken into account on the Final Working Capital Schedule or adjustments thereto pursuant to this Section 2.6) to the Shareholders. Any payment required under this Section 2.6 shall be made in cash by the wire transfer of immediately available funds to such bank account(s) as shall be designated in writing by the recipient at least three (3) Business Days prior to the applicable payment date.

Section 2.7 Allocation of Transaction Consideration.

(a) The Transaction Consideration shall be allocated between the Merger and the Asset Purchase as shown on Schedule 2.7(a).

(b) The portion of the Transaction Consideration allocated to the Asset Purchase shall be further allocated among the Assets and any other related rights deemed acquired by PRGX LLC hereunder, as applicable, in the manner required by Section 1060 of the Code and the regulations thereunder and all applicable laws. Within a reasonable time from the date hereof, the PRGX Parties shall provide the Shareholders with a schedule (the “Allocation Schedule”) allocating all such amounts as provided herein, which shall be revised in the reasonable discretion of the PRGX Parties to the extent necessary to reflect any post-Closing payment or adjustment made pursuant to or in connection with this Agreement.

(c) Each of the Parties agrees to (i) prepare and timely file all Tax Returns, including, without limitation, Form 8594 (and all supplements thereto), in a manner consistent with Section 2.7(a) and the Allocation Schedule (as revised) and (ii) act in accordance with Section 2.7(a) and the Allocation Schedule (as revised) for all Tax purposes.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF

THE SHAREHOLDERS AND THE COMPANIES

The Shareholders and the Companies hereby, jointly and severally, represent and warrant to the PRGX Parties as follows:

Section 3.1 Organization. Each Company is a corporation or limited liability company, as applicable, duly formed and validly existing under the laws of the State of Michigan and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Company is duly qualified or registered as a foreign entity to transact business under the laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration, except where the failure to be so qualified would not reasonably be expected to have a material adverse effect on such Company. The Companies have heretofore made available to the PRGX Parties true, correct and complete copies of their charter documents as currently in effect and their company record books with respect to actions taken by its shareholders, directors, members and managers, as applicable. Schedule 3.1 contains a true and correct list of the jurisdictions in which each Company is qualified or registered to do business as a foreign entity.

Section 3.2 Authorization.

(a) Each Shareholder has the right, power and capacity to execute and deliver this Agreement and any other certificate, agreement, document or other instrument to be executed and delivered by such Shareholder in connection with the transactions contemplated by this Agreement (collectively, the “Shareholder Ancillary Documents”) and to perform such Shareholder’s obligations under this Agreement and the Shareholder Ancillary Documents and to consummate the transactions contemplated hereby and thereby. This Agreement and each of the Shareholder Ancillary Documents have been duly executed and delivered by each Shareholder party hereto and thereto and constitute the valid and binding agreements of such Shareholder, enforceable against him in accordance with its respective terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

(b) Each Company has full power and authority to execute and deliver this Agreement and any other certificate, agreement, document or other instrument to be executed and delivered by it in connection with the transactions contemplated by this Agreement (collectively, the “Company Ancillary Documents”) and to perform its obligations under this Agreement and the Company Ancillary Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Company Ancillary Documents by each Company party thereto and the performance by such Company of its obligations hereunder and thereunder and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary director and shareholder or manager and member, as applicable, action on the part of such Company. This Agreement and each of the Company Ancillary Documents have been duly executed and delivered by each Company party hereto and thereto and constitute the valid and binding agreements of such Company, enforceable against such Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

(c) Not in limitation of the foregoing, (i) the board of directors of BSI has duly and validly (and without any subsequent rescission or modification in any way) (A) adopted the “plan of merger” (as such term is used in Section 703a of the MBCA) contained in this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the MBCA, (B) directed that the “plan of merger” contained in this Agreement be submitted to the shareholders of BSI for approval, and (C) recommended the “plan of merger” contained in this Agreement to the shareholders of BSI; and (ii) the shareholders of BSI have duly and validly (and without any subsequent rescission or modification in any way) approved the “plan of merger” contained in this Agreement for all purposes under the MBCA. No shareholder or any other Person is entitled to assert dissenters’ rights (or any similar appraisal or other rights) in respect of the Merger under the MBCA or any other applicable law. No “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar antitakeover statute or regulation enacted under any federal, state, local or foreign laws applicable to any Company is applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement.

Section 3.3 Absence of Restrictions and Conflicts. The execution, delivery and performance of this Agreement, the Shareholder Ancillary Documents and the Company Ancillary Documents, the consummation of the transactions contemplated by this Agreement, the Shareholder Ancillary Documents and the Company Ancillary Documents and the fulfillment of and compliance with the terms and conditions of this Agreement, the Shareholder Ancillary Documents and the Company Ancillary Documents do not or will not (as the case may be) violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel, (a) any term or provision of the charter documents of any Company, (b) except as indicated on Schedule 3.3(b), any Company Contract or any other contract, agreement, permit, franchise, license or other instrument applicable to any Shareholder, any Company or the Target Business, (c) any judgment, decree or order of any Governmental Entity to which any Company or any Shareholder is a party or by which any Company or any Shareholder or any of their respective properties are bound or (d) any statute, law, rule, regulation or arbitration award applicable to any Company, any Shareholder or the Target Business. Except for (i) the filing of the MI Certificate of Merger with the Bureau of Commercial Services of the Michigan Department of Licensing and Regulatory Affairs and (ii) the filing of the GA Certificate of Merger with the Secretary of State of the State of Georgia, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required with respect to any Company or any Shareholder in connection with the execution, delivery or performance of this Agreement, the Shareholder Ancillary Documents or the Company Ancillary Documents or the consummation of the transactions contemplated thereby.

Section 3.4 Capitalization.

(a) Schedule 3.4(a) hereto accurately and completely sets forth the capital structure of each Company by listing thereon the number of shares of capital stock (or other equity interests) of each Company which are authorized and which are issued and outstanding. All of the issued and outstanding shares of capital stock (or other equity interests) of each Company (i) are duly authorized, validly issued, fully paid and nonassessable, (ii) free and clear of any Liens and defects of title whatsoever, (iii) are held of record and beneficially owned as set forth on Schedule 3.4(a), and (iv) were not issued in violation of the preemptive rights of any person or any agreement or laws, statutes, orders, decrees, rules, regulations and judgments of any Governmental Entities by which such Company at the time of issuance was bound. Except as disclosed on Schedule 3.4(a), with respect to each Company, (A) there are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities or other plans or commitments, contingent or otherwise, relating to the capital stock (or other equity interests) of such Company, other than as contemplated by this Agreement;

(ii) there are no outstanding contracts or other agreements of such Company or any other Person to purchase, redeem or otherwise acquire any outstanding shares of the capital stock (or other equity interests) of such Company, or securities or obligations of any kind convertible into any shares of the capital stock (or other equity interests) of such Company; (iii) there are no dividends which have accrued or been declared but are unpaid on the capital stock (or other equity interests) of such Company; and (iv) there are no outstanding or authorized stock appreciation, phantom stock, stock plans or similar rights with respect to such Company.

(b) The Assets do not include, and, except as disclosed on Schedule 3.4(b), no Company owns or has ever owned, any direct or indirect equity interest (by stock ownership, partnership interest, limited liability company interest, joint venture interest or otherwise) in any corporation, partnership, limited liability company, joint venture, firm, association or business enterprise.

Section 3.5 Title to Assets; Related Matters.

(a) The Assets do not include, and, except for DD&C, no Company owns or has ever owned, any real property.

(b) Except as set forth on Schedule 3.5(b), the Companies’ headquarters located on the 944-946 52nd Street SE, Kentwood, Michigan 49508 (the “Premises”) represents the only real estate used in connection with the Target Business and is owned by DD&C. The current leases with respect to the Premises are being replaced in their entirety by the Office Lease and a lease entered into by DD&C and Healthcare LLC as of the Closing Date.

(c) After giving effect to the Healthcare Separation, the assets, properties and rights of BSI, together with the Assets, constitute all of the assets, properties and rights used in, or necessary and sufficient to conduct, the operations of the Target Business in the manner presently conducted by the Companies. Each Company has good title to the assets of such Company, free and clear of all Liens (other than Liens granted by DD&C or SDS with respect to indebtedness not secured by any of the Assets). Each item of material tangible personal property of BSI or included in the Assets (i) is in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, (ii) is usable in the regular and ordinary course of business and (iii) conforms to all applicable laws, ordinances, codes, rules and regulations applicable thereto, and the Companies have no Knowledge of any defects or problems with any such Assets. No Person other than any Company owns any equipment or other tangible personal property or assets situated on the Premises which are necessary to the operation of the Target Business, except for the leased items that are subject to personal property leases. Since December 31, 2010, except pursuant to the transactions contemplated by the Healthcare Distribution Agreement, no Company has sold, transferred or disposed of any material assets. Schedule 3.5(c) sets forth a true, correct and complete list of each item of machinery, equipment and other tangible personal property of each Company. Such items with respect to DD&C represent the sole assets, properties and rights of DD&C included in the Assets.

(d) There are no existing agreements, options, commitments or rights with, of or to any Person (other than pursuant to this Agreement) to acquire any assets, properties or rights included in the assets of any Company or any interest therein.

Section 3.6 Financial Statements. The Companies have delivered to the PRGX Parties the following (collectively, the “Financial Statements”): (a) the balance sheets of the Companies at December 31, 2010 and December 31, 2009 and the statements of operations, owners’ equity and cash flows of the Companies for the years then ended, which have been audited by Hungerford, Aldrin, Nichols & Carter, P.C.; and (b) the balance sheet of the Companies at August 31, 2011 and the statement of operations for the 8 month period then ended, which have been internally prepared by the management of the Companies. Copies of the Financial Statements are attached hereto as Schedule 3.6. The Financial Statements have been prepared from, and are in accordance with, the books and records of the Companies, and such books and records have been maintained on a consistent basis throughout the periods indicated. Each of the balance sheets included in such Financial Statements (including the related notes and schedules) fairly presents in all material respects the combined financial position of the Companies as of the date of such balance sheet, and each of the statements of operations and cash flows included in such Financial Statements (including any related notes and schedules) fairly presents in all material respects the combined results of operations and changes in cash flows, as the case may be, of the Companies for the periods set forth therein, in each case in accordance with GAAP (except (i) as expressly noted therein, (ii) that the August 31, 2011 financial statements internally prepared by the management of the Companies (A) are subject to year-end adjustments, the effect of which would not individually or in the aggregate reasonably be expected to have a material adverse effect on the reported results of any Company, and (B) do not contain footnote disclosure required by GAAP, which footnote disclosure, if presented, would not differ materially from those included in the Company’s audited financial statements for fiscal years ended at December 31, 2010 and December 31, 2009, or (iii) as set forth on Schedule 3.6) consistently applied during the periods involved. Since December 31, 2010, there has been no change in any of the accounting (and Tax accounting) methods, policies, practices or procedures of any Company.

Section 3.7 No Undisclosed Liabilities. Except as disclosed in Schedule 3.7, no Company has any liabilities or obligations required under GAAP to be reflected on a balance sheet of such Company (whether absolute, contingent or otherwise), which are not adequately reflected or provided for in the balance sheet of the Companies at December 31, 2010 included in the Financial Statements, except for (i) liabilities and obligations that are not (singly or in the aggregate) material to the Target Business and (ii) liabilities that have been incurred since the date of such balance sheet in the ordinary course of business.

Section 3.8 Absence of Certain Changes. Since December 31, 2010 and except as set forth in Schedule 3.8, there has not been (a) any material adverse change in the assets, liabilities, business, financial condition, results of operations or prospects of the Companies or Target Business, or (b) any damage, destruction, loss or casualty to property or assets of any Company with a value in excess of $10,000, whether or not covered by insurance. Since December 31, 2010 and except as set forth in Schedule 3.8, each Company has (i) extended credit to clients, collected accounts receivable and paid accounts payable and similar obligations in the ordinary course of business consistent with past practice and (ii) conducted the Target Business in the ordinary course of business consistent with past practice.

Section 3.9 Legal Proceedings. Except as set forth in Schedule 3.9, there are no suits, actions, claims, arbitration, proceedings or investigations pending or, to the Knowledge of the Companies, threatened against, relating to or involving any Company, the Target Business or the assets of any Company before any federal, state, local or foreign government or any court, administrative or regulatory agency or commission or other governmental authority or agency or political subdivision thereof (a “Governmental Entity”). None of such suits, actions, claims, proceedings or investigations, if finally determined adversely, would reasonably be expected, individually or in the aggregate, to have a material adverse effect on the assets, liabilities, results of operations, business or prospects of the Companies or the Target Business. No Company is subject to any judgment, decree, injunction, rule or order of any court or arbitration panel.

Section 3.10 Compliance with Law. Each Company is (and has been at all times during the past five (5) years) in compliance in all material respects with all applicable laws (including, without limitation, applicable laws relating to zoning, environmental matters and the safety and health of employees), ordinances, regulations and orders of all Governmental Entities. Except as set forth in Schedule 3.10, (i) no Company has been charged with or, to the Knowledge of the Companies, is now under investigation with respect to, a violation of any applicable law, regulation, ordinance, order or other requirement of a Governmental Entity, (ii) no Company is a party to or bound by any order, judgment, decree or award of any Governmental Entity and (iii) each Company has filed all material reports and has all material licenses and permits required to be filed with any Governmental Entity on or before the date hereof.

Section 3.11 Company Contracts.

(a) Schedule 3.11(a) sets forth a true, correct and complete list of all contracts, agreements, commitments, arrangements, understandings or other instruments (in each case whether oral or written, but only to the extent legally binding) to which any Company is a party or by which any Company is bound as of the Closing. As used in this Agreement, the term “Company Contracts” shall mean all contracts, agreements, commitments, arrangements, understandings or other instruments set forth on Schedule 3.11(a) unless otherwise indicated thereon.

(b) Except as otherwise expressly noted on Schedule 3.11(b), no Company is a party to any contract, agreement, commitment, arrangement, understanding or other instrument pursuant to which as of the Closing (i) any Company or any officers or key employees are limited or restricted from engaging in any business in any jurisdiction or offering or providing goods or services to any Person or group of Persons, (ii) any Company has granted “most-favored customer” or similar status to any third party (collectively, the “MFN Contracts”), (iii) any Company has granted any exclusive relationship or right to any third party, or (iv) any Company has a commercial relationship (other than under any Company Benefit Plan) with any medical services provider or other supplier of healthcare products or services.

(c) Except for any oral contract (which an accurate and complete written description and summary is provided on Schedule 3.11(a) with respect to all material terms of such oral contract), true, correct and complete copies of all Company Contracts have been made available to the PRGX Parties. The Company Contracts are legal, valid, binding and enforceable in accordance with their respective terms with respect to the applicable Company and each other party to such Company Contracts. There are no existing defaults or material breaches of any Company under any Company Contract (or events or conditions which, with notice or lapse of time or both would reasonably be expected to constitute a default or material breach) and, to the Knowledge of the Companies, there are no such defaults or material breaches (or events or conditions which, with notice or lapse of time or both, would reasonably be expected to constitute a default or material breach) with respect to any third party to any Company Contract. Except as otherwise disclosed in Schedule 3.11(c), no Company is participating in any discussions or negotiations regarding material modification of or amendment to any Company Contract or entry in any new material contract applicable to the Target Business.

Section 3.12 Tax Returns; Taxes.

(a) Except as otherwise disclosed in Schedule 3.12(a), (i) each Company has duly and timely filed (including pursuant to applicable extensions) all Tax Returns required to be filed by it, has timely paid in full all Taxes due and payable and has made adequate provision in the Financial Statements for all Taxes not yet due and payable; (ii) no examination, audit, investigation or administrative or judicial proceeding with respect to any Tax Return relating to any Taxes of each Company or with respect to any Taxes due from or with respect to each Company by any Governmental Entity is currently in progress, threatened or contemplated and no material deficiencies for any Taxes have been proposed or assessed in writing against or with respect to any Taxes due by, Tax Returns of, or any of the assets or properties of, each Company; and there are no Liens with respect to Taxes upon the assets of any Company, except with respect to Taxes that are not yet due and payable; and (iii) there is no claim by any jurisdiction in which each Company does not file Tax Returns or pay Taxes that any Company is required to so file or pay.

(b) There are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to any Company for any taxable period.

(c) No Company (A) is or has ever been a member of an affiliated group filing a consolidated, combined or unitary Tax Return or (B) has any liability for Taxes of any person arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise.

(d) No Company is a party to or bound by or has any obligation under any Tax sharing, allocation or indemnification agreement or similar contract or arrangement or any agreement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other person.

(e) No Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date, (B) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state or local Tax law), (C) installment sale or open transaction dispositions made on or prior to the Closing Date, (D) prepaid amounts received on or prior to the Closing Date, or (E) elections under Section 108(i) of the Code (or any similar provision of other Tax law). No Company will be required to include in a taxable period ending after the Closing Date taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code (or any comparable provisions of state, local or foreign law) or for any other reason.

(f) No Company has been either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution occurring during the last five years in which the parties to such distribution treated the distribution as qualifying for tax-free treatment under Section 355 of the Code.

(g) No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to any Company.

(h) No Company has engaged in any transaction that would give rise to a registration obligation with respect to any person under Section 6111 of the Code or the Treasury Regulations thereunder, a list maintenance obligation with respect to any person under Section 6112 of the Code or the Treasury Regulations thereunder, or a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the Treasury Regulations thereunder.

(i) All Taxes required to be withheld, collected or deposited by or with respect to any Company have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant Tax Authority.

(j) Each Company has delivered to the PRGX Parties true and complete copies of all income Tax Returns (together with any agent’s reports and any accountants’ work papers) for any tax year of such Company for which the applicable statute of limitations is open as of the date hereof.

(k) “Taxes” means all taxes, assessments, charges, duties, fees, levies or other governmental charges (including interest, penalties or additions associated therewith), including income, franchise, capital stock, real property, personal property, tangible, license, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, transfer, sales, use, excise, gross receipts, value-added, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, profits, registration, alternative or add-on minimum, estimated, and all other taxes of any kind for which any Company may have any liability imposed by any Governmental Entity, whether disputed or not, and any charges, interest or penalties imposed by any Governmental Entity. “Tax Return” shall mean any report, return, declaration, claim for refund, or other information required to be supplied to a Governmental Entity with respect to Taxes, including any schedule or attachment thereto, including estimated returns and reports of every kind, and including any amendment thereof.

Section 3.13 Employees. Schedule 3.13 contains a true and complete list of all of the employees, including co-employees, (whether full-time, part-time or otherwise) of any Company as of the Closing, specifying their annual salary, hourly wages, date of birth, position, title, status, length of service and the allocation of base compensation paid to each of them, respectively, together with an appropriate notation next to the name of any officer or other employee on such list who is subject to any written employment agreement or any other written term sheet or other document describing the terms and/or conditions of employment of such employee. Except as specifically noted on Schedule 3.13, no Company is a party to or bound by any contracts, consulting agreements or termination or severance agreements in respect of any officer, employee or former employee, consultant or independent contractor. No employee, consultant or independent contractor of any Company is entitled to any severance or other termination payment, whether pursuant to any contract, policy or otherwise, in the event of the termination of such Person’s employment or engagement with such Company. The Companies have provided to the PRGX Parties true, correct and complete copies of each such employment agreement, term sheet or other document. No Company has improperly classified as an independent contractor any person named on Schedule 3.13, and no Company has received a claim from any person or any Governmental Entity to the effect that any Company has improperly classified as an independent contractor any person named on Schedule 3.13. Neither any Company nor any Shareholder has made any verbal commitments to any such officers, employees or former employees, consultants or independent contractors with respect to compensation, promotion, retention, termination, severance or similar matters in connection with the transactions contemplated by this Agreement or otherwise. Except as indicated on Schedule 3.13, all employees of any Company are active as of the Closing, not on any sort of leave of absence and to the Companies’ Knowledge, none has expressed any intention to terminate employment with any Company.

Section 3.14 Benefit Plans.

(a) The term “Company Benefit Plan” means each Employee Benefit Plan sponsored or maintained or required to be sponsored or maintained at any time by any Company or to which any Company makes or has made, or has or has had an obligation to make, contributions at any time or with respect to which any Company has or had any liability (contingent or otherwise) at any time. Schedule 3.14(a) contains a true and complete list of each Company Benefit Plan currently sponsored, maintained or contributed to by any Company or with respect to which any Company currently has any liability (contingent or otherwise).

(b) The term “Employee Benefit Plan” shall mean, with respect to any Person, each plan, fund, program, agreement, arrangement or scheme, in each case, that is at any time sponsored or maintained or required to be sponsored or maintained by such Person or to which such Person makes or has made, or has or has had an obligation to make, contributions or with respect to which such Person has or had any liability providing for benefits or for the remuneration, direct or indirect, of the current or former employees, directors, officers, consultants, independent contractors, contingent workers or leased employees of such Person or the spouses, dependents or beneficiaries of any of them (whether written or oral), including, without limitation, each deferred compensation, bonus, incentive compensation, stock purchase, stock option and other equity compensation plan, “welfare” plan (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), determined without regard to whether such plan is subject to ERISA); each “pension” plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is subject to ERISA); each severance plan or agreement, health, supplemental unemployment benefit, hospitalization insurance, medical, dental, vision, fringe benefit, legal, disability, life insurance, accident, tuition reimbursement, vacation and each other employee benefit plan, fund, program, agreement or arrangement.

(c) The term “ERISA Affiliate Plan” shall mean each Employee Benefit Plan sponsored or maintained or required to be sponsored or maintained at any time by any Person (whether incorporated or unincorporated), that together with any Company would be deemed a “single employer” within the meaning of Section 414 of the Code (an “ERISA Affiliate”), or to which such ERISA Affiliate makes or has made, or has or has had an obligation to make, contributions at any time or with respect to which such ERISA Affiliate has or had any liability (contingent or otherwise) at any time.

(d) No Company Benefit Plan or ERISA Affiliate Plan is or has ever been subject to Title IV of ERISA, Section 302 of ERISA or Sections 412 or 430 of the Code, nor is or has ever been a (i) “multiemployer plan,” as defined in Section 414(f) of the Code or Sections 3(37) or 4001(a)(3) of ERISA (ii) multiple employer plan within the meaning of Section 413(c) of the Code or Sections 4063, 4064 or 4066 of ERISA, or (iii) a multiple employer welfare arrangement as defined in Section 3(40) of ERISA. None of the assets of any Company are subject to any Lien under Section 303(k) of ERISA or Section 430 (k) of the Code.

(e) Except as set forth in Schedule 3.14(e),

(i) With respect to each Company Benefit Plan identified on Schedule 3.14(a), the Companies have heretofore delivered or made available to the PRGX Parties true and complete copies of the plan documents, plan summaries, summary plan descriptions or, if there is no summary or summary plan description, a complete and accurate written description thereof, and other documentation with respect to any Company Benefit Plan as is reasonably requested by the PRGX Parties.

(ii) The Companies’ records accurately reflect the Companies’ employees, employment histories, including their hours of service, pay and applicable payroll deductions and Tax withholdings, and all such data is maintained in a usable form.

(iii) Each Company Benefit Plan has been established, qualified, invested, operated and administered in all respects in accordance with its terms and in compliance with ERISA, the Code and all other applicable laws, regulations, orders or other legislative, administrative or judicial promulgations (the “Applicable Benefit Laws”). To the Companies’ Knowledge, no Company has incurred, and no facts exist which reasonably would be expected to result in, any liability with respect to any Company Benefit Plan or any ERISA Affiliate Plan, including without limitation, any liability, Tax, penalty or fee under ERISA, the Code or any Applicable Benefit Law (other than to pay premiums, contributions or benefits in the ordinary course).

(iv) No fact or circumstance exists that would adversely affect the tax-exempt status of a Company Benefit Plan that is intended to be tax-exempt. Further, each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and any trust maintained thereunder that is intended to be exempt from taxation under Section 501(a) of the Code is so exempt.

(v) No former employee of any Company (or any dependent thereof) is currently receiving or entitled to receive “COBRA” continuation coverage required under Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA with respect to a Company Benefit Plan. No Company provides any health, life or other welfare benefits for retirees under any Company Benefit Plan other than for any continuation coverage required under Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA or other Applicable Benefit Laws at the sole expense of such retirees or their dependents.

(vi) To the extent any Company Benefit Plan or any part thereof is or may be subject to Section 409A of the Code, such Company Benefit Plan or part thereof has been operated and administered in accordance with Section 409A and the plan document has been timely amended and maintained to confirm exemption from, or written compliance with, the applicable provisions of Section 409A of the Code. No violation under Section 409A of the Code has occurred with respect to any Company Benefit Plan.

(vii) There is no pending or, to the Knowledge of the Companies, threatened suit, complaint, claim (other than a routine claim for benefits), proceeding, examination, audit, investigation or other proceeding or action of any kind in or before any court, tribunal or governmental agency with respect to any

Company Benefit Plan, and there exists no state of facts which after notice or lapse of time or both reasonably would be expected to give rise to any such suit, complaint, claim (other than a routine claim for benefits), investigation, examination, audit or other proceeding or action.

(viii) All contributions, remittances, payments, premiums or other amounts required to be contributed or paid to any Company Benefit Plan under the terms of such Company Benefit Plan or any Applicable Benefit Laws have been timely contributed or paid by the required due date and, with respect to those not yet due, reserves established therefor and accrued on the Financial Statements.

(ix) No Company or any ERISA Affiliate thereof has engaged, or participated, in any transaction that would be considered a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code with respect to any Company Benefit Plan and, to the Knowledge of the Companies, no other third-party fiduciary and/or party in interest has engaged in any such prohibited transaction with respect to any Company Benefit Plan. No Company, where it may serve as a “fiduciary” within the meaning of Section 3(21) of ERISA with respect to any Company Benefit Plan, has engaged, or participated, in any breach of any fiduciary duty with respect to any Company Benefit Plan and, to the Knowledge of the Companies, no other third-party fiduciary has engaged in any breach of any fiduciary duty with respect to any Company Benefit Plan.

(x) No Company or any ERISA Affiliate thereof is subject to any fines, penalties, taxes, related charges or other liability under Chapter 43 of the Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Company Benefit Plan.

(xi) The consummation of the transactions contemplated under this Agreement (either alone or in connection with any other payment or event) will not (i) entitle any current or former employee or other service provider of any Company to severance benefits or any other payments (including without limitation any golden parachute payments, bonuses or other benefits under any Company Benefit Plan) except as otherwise expressly provided in this Agreement; (ii) accelerate the time of payment or vesting of any such payments or benefits or increase the amount of compensation due any such employee or other service provider; or (iii) result in an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code or the imposition of any excise tax under Section 4999 of the Code. No Company Benefit Plan provides for any gross-up payments for any current or former employee or other service provider of any Company to cover any liability for tax, interest or penalties under Sections 4999 or 409A of the Code or similar laws, including state laws.

(xii) Each Company Benefit Plan that is a pension plan within the meaning of Section 3(2) of ERISA and not qualified under Section 401(a) of the Code is exempt from Parts 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees pursuant to Sections 202(2), 301(a)(3) and 401(a)(1) of ERISA.

(xiii) Each Company Benefit Plan may be amended or terminated by unilateral action of the applicable Company, and each such Company Benefit Plan specifically reserves such authority to the applicable Company.

(xiv) Each current and former employee or other service provider of any Company has been properly classified as such for purposes of the Company Benefit Plans and tax reporting purposes.

Section 3.15 Insurance Policies. Schedule 3.15 contains a complete and correct list of all insurance policies carried by or for the benefit of any Company, specifying the insurer, amount of and nature of coverage, the deductible amount (if any) and the date through which coverage will continue by virtue of premiums already paid. Each Company maintains insurance with reputable insurers for the business and assets of such Company against all risks and in amounts as the Companies believe is reasonable for conduct of the Target Business as currently conducted. All insurance policies and bonds with respect to the business and assets of any Company are in full force and effect. No Company has reached or exceeded its policy limits for any insurance policies in effect at any time during the past five (5) years.

Section 3.16 Intellectual Property.

(a) “Intellectual Property” means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the laws of any jurisdiction throughout the world, including such property that is owned by any Company (“Company Intellectual Property”) and that in which any Company holds exclusive or non-exclusive rights or interests granted by license from other Persons (“Licensed Intellectual Property”):

(i) trademarks, service marks, trade names, brand names, logos, trade dress and other proprietary indicia of goods and services, whether registered, unregistered or arising by law, and all registrations and applications for registration of such trademarks, including intent-to-use applications, and all issuances, extensions and renewals of such registrations and applications;

(ii) internet domain names, whether or not trademarks, registered in any generic top level domain by any authorized private registrar or Governmental Entity;

(iii) original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered, unregistered or arising by law), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications;

(iv) confidential information, formulas, designs, devices, technology, know-how, research and development, inventions, methods, processes, compositions and other trade secrets, whether or not patentable; and

(v) patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications.

(b) Schedule 3.16(b) lists all Company Intellectual Property that is either (i) subject to any issuance, registration, application or other filing by, to or with any Governmental Entity or authorized private registrar in any jurisdiction (collectively, “Intellectual Property Registrations”), including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing and (ii) constitutes unregistered trademarks or computer software. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Entities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing.

(c) Each Company owns exclusively all right, title and interest in and to the Company Intellectual Property of such Company, free and clear of Liens. Without limiting the generality of the foregoing, the software included in the Company Intellectual Property was developed solely by the Companies’ employees working within the scope of their employment at the time of such development. To the Knowledge of the Companies, each Company is in full compliance with all legal requirements applicable to the Company Intellectual Property and such Company’s ownership and use thereof.

(d) Schedule 3.16(d) lists all licenses, sublicenses and other agreements whereby any Company is granted rights, interests and authority, whether on an exclusive or non-exclusive basis, with respect to any Licensed Intellectual Property that is used in and necessary for such Company’s business or operations (other than off-the-shelf commercial software). The Companies have provided the PRGX Parties with true and complete copies of all such agreements. All such agreements are valid, binding and enforceable between such Company and the other parties thereto, and such Company is in full compliance with the terms and conditions of such agreements.

(e) The Company Intellectual Property and Licensed Intellectual Property as currently or formerly owned, licensed or used by any Company, and such Company’s conduct of its business as currently and formerly conducted have not, do not and will not infringe, violate or misappropriate the Intellectual Property of any Person. Neither any Shareholder nor any Company has received any communication, and no claim or action has been instituted, settled or, to the Knowledge of the Companies, threatened that alleges any such infringement, violation or misappropriation, and none of the Company Intellectual Property is subject to any outstanding order, judgment, decree or award of any Governmental Entity.

Section 3.17 Transactions with Affiliates. Except as set forth in Schedule 3.17, none of the Shareholders nor any person with whom any such Shareholder has any direct or indirect relation by blood, marriage or adoption or any entity in which any such Shareholder owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than five percent (5%) of the stock of which is beneficially owned by all such Persons in the aggregate) or any Affiliate of any of the foregoing or any current Affiliate of any Company has any interest in: (a) any contract, arrangement or understanding with, or relating to, the Target Business; (b) any loan, arrangement, understanding, agreement or contract for or relating to the Target Business; or (c) any property (real, personal or mixed), tangible or intangible, used or currently intended to be used by any Company. For purposes of this Agreement, (i) “Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person; (ii) “Control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlling” and “Controlled” have meanings correlative to the foregoing; and (iii) “Person” means any individual, corporation, partnership, joint venture, trust, unincorporated organization or Governmental Entity.

Section 3.18 Client and Supplier Relations. Schedule 3.18 contains a complete and accurate list of the names of the fifteen (15) largest clients (by revenue volume) of each Company (other than DD&C) for the eighteen month period ended June 30, 2011 (the “Material Clients”). Each Company maintains good relations with each of its Material Clients, and, to the Knowledge of the Companies, no event has occurred that would reasonably be expected to have a material adverse effect on any Company’s relations with any such Material Client. Except as expressly noted on Schedule 3.18, no Material Client during the last twelve months has canceled, terminated or, to the Companies’ Knowledge, made any threat to cancel or otherwise terminate its contract or to materially decrease its usage of any Company’s services. No Company has received any notice and the Companies have no Knowledge to the effect that any Material Client, material supplier or material vendor would reasonably be expected to terminate or materially alter its business relations with any Company, either as a result of the transactions contemplated by this Agreement or otherwise.

Section 3.19 Licenses and Permits. Schedule 3.19 is a true and complete list of all material notifications, licenses, permits (including, without limitation, environmental, construction and operation permits), franchises, certificates, approvals, exemptions, classifications, registrations and other similar documents and authorizations, and applications therefor (collectively, the “Licenses”) held by any Company and issued by, or submitted by any Company to, any Governmental Entity. Each Company owns or possesses all of the Licenses which are material to the operations of the Target Business as presently conducted. All such Licenses are valid, binding, and in full force and effect. Except as expressly noted on Schedule 3.19, the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby will not adversely affect any License. Each Company has taken all necessary action to maintain each License, except where the failure to so act would not reasonably be expected to have an adverse effect on any Company or the Target Business. To Companies’ Knowledge, no loss or expiration of any License is threatened, pending, or reasonably foreseeable (other than expiration upon the end of any term, which expiration date is set forth on Schedule 3.19).

Section 3.20 Ethical Practices. No Company nor any representative thereof has offered, given or promised, and no Company has any Knowledge of any Person that has offered, given or promised on such Company’s behalf, anything of value to any Person (including any official of a Governmental Entity, any political party or official thereof, or any candidate for political office), where such offer, gift or promise would constitute a bribe, kickback or illegal or improper payment.

Section 3.21 Client Data. Except as disclosed on Schedule 3.21, the data and information collected or received by any Company in connection with providing services to its clients (collectively, the “Client Data”) (a) was collected and acquired in accordance in all material respects with all applicable laws or agreements, or both, and (b) when used by any Company, in the manner in which the Client Data was used prior to the date hereof, (i) does not infringe the patent, copyright, trademark, trade secret, or other intellectual property rights of any Person, (ii) does not violate the privacy rights of any Person, and (iii) does not violate any applicable law or agreement. Each Company has taken all commercially reasonable steps (including implementing and observing appropriate technical and operational data security processes and policies) material to the operation of the Target Business to maintain the confidentiality and proprietary nature of the Client Data.

Section 3.22 Investment and Securities Matters.

(a) Each Shareholder acknowledges and understands that the (i) issuance of shares of PRGX Common Stock pursuant to this Agreement will not be registered under the Securities Act of 1933, as amended, (the “Securities Act”), or any other applicable securities laws and (ii) issuance of shares of PRGX Common Stock pursuant to this Agreement is intended to be exempt from registration under the Securities Act and any other applicable securities laws by virtue of certain exemptions thereunder, including Section 4(2) of the Securities Act and the provisions of Regulation D promulgated thereunder, and, therefore, the shares of PRGX Common Stock issued pursuant to this Agreement cannot be resold unless registered under the Securities Act and any other applicable securities laws or unless an exemption from registration is available.

(b) Each Shareholder acknowledges that PRGX Parent and its advisors will rely on the representations and warranties of such Shareholder contained in this Section 3.22 for purposes of determining whether the issuance of the shares of PRGX Common Stock pursuant to this Agreement is exempt from registration under the Securities Act and any other applicable securities laws.

(c) Each Shareholder understands that the shares of PRGX Common Stock issued pursuant to this Agreement will be characterized as “restricted securities” under the Securities Act. In this connection, each Shareholder represents that such Shareholder is familiar with Rule 144 promulgated under the Securities Act.

(d) Each Shareholder is acquiring the shares of PRGX Common Stock issued pursuant to this Agreement solely for his own account for investment purposes and not with a view toward any distribution.

(e) Each Shareholder (i) has the financial ability to bear the economic risk of the investment in the shares of PRGX Common Stock issued pursuant to this Agreement,

(ii) has adequate means for providing for his current needs and contingencies, (iii) has no need for liquidity with respect to the investment in the shares of PRGX Common Stock issued pursuant to this Agreement, and (iv) can afford a complete loss of the investment in the shares of PRGX Common Stock issued pursuant to this Agreement at this time and in the foreseeable future.

(f) Each Shareholder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in shares of PRGX Common Stock issued pursuant to this Agreement and of making an informed investment decision with respect thereto.

(g) Each Shareholder has had an opportunity to ask questions of the officers of PRGX Parent concerning PRGX Parent’s proposed operations and the financial and other affairs of PRGX Parent to the extent deemed necessary in light of each Shareholder’s personal knowledge of PRGX Parent’s affairs.

(h) The shares of PRGX Common Stock issued pursuant to this Agreement were not offered to the Shareholders by means of any form of general or public solicitation or advertisement.

(i) A legend or other similar instruction indicating that the shares of PRGX Common Stock have not been registered under any federal or state securities laws will be appropriately noted with respect to any shares of PRGX Common Stock delivered pursuant to this Agreement and any transfer agent of PRGX Parent will be instructed to require compliance therewith.

(j) Each Shareholder has obtained independent tax advice with respect to the transactions contemplated by this Agreement.

(k) Each Shareholder is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

Section 3.23 Brokers, Finders and Investment Bankers. No Company, nor any officers, directors or employees of any Company nor any Affiliate of any Company, has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated by this Agreement.

Section 3.24 Disclosure. To the Companies’ Knowledge, no representation or warranty made by any Company or any Shareholder in this Agreement, the Schedules or the Exhibits attached to this Agreement, or any of the Shareholder Ancillary Documents or the Company Ancillary Documents contains an untrue statement of a material fact or omits to state a material fact to make any of them, in light of the circumstances, not misleading.

THE PARTIES ACKNOWLEDGE AND AGREE THAT EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 3, NO COMPANY OR SHAREHOLDER MAKES OR HAS MADE ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER, WRITTEN OR ORAL, EXPRESS OR IMPLIED, AT LAW ON IN EQUITY, AS TO ANY FACT OR

MATTER WITH RESPECT TO OR OTHERWISE RELATING TO THE COMPANIES, THE TARGET BUSINESS OR THE TRANSACTIONS CONTEMPLATED HEREBY. ALL REPRESENTATIONS AND WARRANTIES OF ANY SHAREHOLDER, COMPANY, OR ANY OF THEIR RESPECTIVE REPRESENTATIVES, OTHER THAN THOSE OF THE COMPANIES AND SHAREHOLDERS EXPRESSLY SET FORTH IN THIS ARTICLE 3 ARE HEREBY EXPRESSLY DISCLAIMED. THE PRGX PARTIES ACKNOWLEDGE AND AGREE THAT THEY ARE NOT RELYING ON ANY STATEMENT OR REPRESENTATION OR WARRANTY MADE BY OR ON BEHALF OF ANY SHAREHOLDER OR COMPANY EXCEPT AS SPECIFICALLY SET FORTH IN THIS ARTICLE 3.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE PRGX PARTIES

The PRGX Parties hereby, jointly and severally, represent and warrant to the Companies and the Shareholders as follows:

Section 4.1 Organization. Each PRGX Party is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of the State of Georgia and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

Section 4.2 Authorization. Each PRGX Party has full power and authority to execute and deliver this Agreement and any other certificate, agreement, document or other instrument to be executed and delivered by it in connection with the transactions contemplated by this Agreement (collectively, the “PRGX Ancillary Documents”) and to perform its obligations under this Agreement and the PRGX Ancillary Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the PRGX Ancillary Documents by each PRGX Party party thereto and the performance by such PRGX Party of its obligations hereunder and thereunder and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary director and shareholder or manager and member, as applicable, action on the part of such PRGX Party. This Agreement and each of the PRGX Ancillary Documents have been duly executed and delivered by each PRGX Party hereto and thereto and constitute the valid and binding agreements of such PRGX Party, enforceable against such PRGX Party in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

Section 4.3 Absence of Restrictions and Conflicts. The execution, delivery and performance of this Agreement and the PRGX Ancillary Documents, the consummation of the transactions contemplated by this Agreement and the PRGX Ancillary Documents and the fulfillment of and compliance with the terms and conditions of this Agreement and the PRGX Ancillary Documents do not or will not (as the case may be) violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel, (a) any term or provision of the charter documents of any PRGX Party, (b) any contract, agreement, permit, franchise, license or other instrument applicable to any PRGX Party, (c) any judgment, decree or order of any Governmental Entity to which any PRGX Party is a party or by which any PRGX Party or its property is bound or (d) any statute, law, rule, regulation or arbitration award applicable to any PRGX Party. Except for (i) the filing of the MI Certificate of Merger with the Bureau of Commercial Services of the Michigan Department of Licensing and Regulatory Affairs, (ii) the filing of the GA Certificate of Merger with the Secretary of State of the State of Georgia, and (iii) the filing of UIA Schedule B – Successorship Questionnaire with the Unemployment Insurance Agency of the Michigan Department of Licensing and Regulatory Affairs, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required with respect to any PRGX Party in connection with the execution, delivery or performance of this Agreement or the PRGX Ancillary Documents or the consummation of the transactions contemplated thereby.

Section 4.4 SEC Reports. PRGX Parent has filed all forms, reports, statements and documents required to be filed by it with the Securities and Exchange Commission since January 1, 2011 (collectively, the “PRGX SEC Reports”), each of which has complied in all material respects with the applicable requirements of the Securities Act or the Securities Exchange Act of 1934, as amended, each as in effect on the date so filed. None of the PRGX SEC Reports (including, but not limited to, any financial statements or schedules included or incorporated by reference therein) contained when filed or, if amended or supplemented, as of the date of such amendment or supplement, any untrue statement of a material fact or omitted or omits to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 4.5 PRGX Common Stock. The shares of PRGX Common Stock to be issued pursuant to this Agreement will be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, any PRGX Party’s charter documents or any agreement to which any PRGX Party is a party or is bound, and shall be free of restrictions on transfer other than restrictions on transfer under this Agreement, the Escrow Agreement (if applicable), or applicable state and federal securities laws.

Section 4.6 Tax Matters. PRGX LLC is the wholly-owned subsidiary of PRGX Parent. PRGX Parent has made no election to classify PRGX LLC as an association taxable, for federal income tax purposes, as a corporation.

ARTICLE 5

CERTAIN COVENANTS AND AGREEMENTS

Section 5.1 Non-Assigned Contracts. Notwithstanding anything contained in this Agreement:

(a) To the extent that assignment by SDS or DD&C to PRGX LLC of any Company Contract is not permitted or is not permitted without the consent of a third party, this Agreement and the Company Ancillary Documents shall not be deemed to constitute an undertaking to assign the same if such consent is not given or if such an undertaking otherwise would constitute a breach of or cause a loss of benefits thereunder. The Parties shall use commercially reasonable efforts (other than the payment of money or the deposit of funds) to obtain any and all such third party consents.

(b) If and to the extent that any required third party consent is unable to be obtained as contemplated by Section 5.1(a), SDS or DD&C, as applicable, shall continue to be bound by any such Company Contract (each, a “Non-Assigned Contract”). In such event, to the maximum extent permitted by law or the terms of the Non-Assigned Contract, (i) such Company shall make the benefit of such Non-Assigned Contract available to PRGX LLC, and (ii) the assignment provisions of this Agreement shall operate to the extent permitted by law or the applicable Non-Assigned Contract to create a subcontract, sublease or sublicense with PRGX LLC to perform each relevant Non-Assigned Contract at a price equal to the monies, rights and other consideration receivable or payable by such Company with respect to the performance by or enjoyment of PRGX LLC under such subcontract, sublease or sublicense. To the extent such benefit is made available and/or such subcontract, sublease or sublicense is created, (1) PRGX LLC shall pay, perform and discharge fully all obligations of such Company under any such Non-Assigned Contract from and after the Closing Date, (2) such Company shall, without further consideration therefor, pay and remit to PRGX LLC promptly any monies, rights and other consideration received in respect of such Non-Assigned Contract performance, and (3) such Company shall exercise or exploit its rights and options under all such Non-Assigned Contracts only as directed by PRGX LLC and at PRGX LLC’s expense.

(c) If and when any third party consent contemplated by Section 5.1(a) and Section 5.1(b) shall be obtained or any such Non-Assigned Contract shall otherwise be assignable, such Company shall promptly assign all of its rights and obligations thereunder or in connection therewith to PRGX LLC without payment of further consideration therefor.

Section 5.2 Public Announcements. PRGX Parent shall issue an initial press release relating to the transactions contemplated by this Agreement (the text of which has been agreed upon by the Shareholders). Thereafter, without the prior written approval of PRGX Parent and the Shareholders (which approval shall not be unreasonably withheld, conditioned or delayed), no Party shall (a) make any public announcements or statements regarding this Agreement or the transactions contemplated by this Agreement or (b) make public or disclose the terms of this Agreement or any information provided by any other Party hereunder, except as may be required by applicable securities laws or applicable requirements of stock exchanges or other similar governing bodies, or except, in the case of clause (b), (i) to those Persons who are assisting the Parties in assessing or effecting the transactions contemplated by this Agreement such as their accountants, bankers and legal advisors, and (ii) as required by oral questions, interrogatories or requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process or governmental investigation.

Section 5.3 Tax Matters.

(a) Tax Periods Ending on or Before the Closing Date. The PRGX Parties shall file or cause to be filed all Final Tax Returns for BSI for any Pre-Closing Tax Period which are filed after the Closing Date and shall pay all Taxes due with respect to such Tax Returns. The Shareholders shall reimburse the PRGX Parties for Taxes of BSI with respect to such Pre-Closing Tax Periods within fifteen (15) days after payment by any PRGX Party or BSI of such Taxes to the extent such Taxes are not reflected in the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Final Working Capital Schedule.

(b) Tax Periods Beginning Before and Ending After the Closing Date. The PRGX Parties shall file or cause to be filed all Final Tax Returns for BSI for all Straddle Periods and shall pay all Taxes due with respect to such Tax Returns. The Shareholders shall pay to the PRGX Parties within fifteen (15) days after the date on which Taxes are paid with respect to such Straddle Periods to the extent and the in the amount such Taxes are not reflected in the reserve for Tax liabilities (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Final Working Capital Schedule and determined in accordance with Section 2.3(j) of this Agreement.

(c) Cooperation on Tax Matters. The PRGX Parties and the Shareholders shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 5.3 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The PRGX Parties and the Shareholders agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby). The PRGX Parties and the Shareholders further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Regulations promulgated thereunder.

(d) Tax Sharing Agreements. Any tax sharing, indemnification, or allocation agreement or similar contract or arrangement or any agreement between any Shareholder and any Company or any Company and any other party is terminated as of the Closing Date and shall have no further effect for any taxable year (whether the current year, a future year, or a past year).

(e) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid 50% by the PRGX Parties, on one hand, and 50% by the Shareholders, on the other hand.

(f) Tax Claims. If a claim is made by any Tax authority and asserted against BSI (a “Tax Claim”) relating to a Pre-Closing Tax Period, the Shareholders shall, at their own cost and expense, have the right (but not the obligation) to control all such proceedings and may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Tax authorities with respect thereto and either pay the Tax claimed and sue for a refund or contest the Tax Claim in any permissible manner; provided, however that the Shareholders must first consult in good faith with (and provide any additional relevant information to) the PRGX Parties before taking any action with respect to the conduct of such Tax Claim and shall not settle, compromise or abandon such Tax Claim without the prior written consent of the PRGX Parties (such consent not to be unreasonably withheld). The PRGX Parties shall have the right to participate fully and in all aspects of the prosecution or defense of such Tax Claim, with counsel of its own choosing and costs. The PRGX Parties shall solely control and participate in all proceedings taken in connection with any Tax Claim relating to Taxes of BSI for a Straddle Period; provided, however, that the PRGX Parties shall not settle, compromise or abandon any such Tax Claim without the prior written consent of the Shareholders (such consent not to be unreasonably withheld). The PRGX Parties shall control all proceedings (with no participation by the Shareholders) with respect to any Tax Claim relating to a taxable period beginning after the Closing Date.

(g) Amended Returns and Retroactive Elections. The PRGX Parties shall not (i) amend any Tax Returns of BSI filed with respect to any period ending on or before the Closing Date or with respect to the Straddle Period (ii) make any Tax election that has retroactive effect to any such year or to any Straddle Period, in each case, without the written consent of the Shareholders (such consent not to be unreasonably withheld). The Shareholders may amend and cause to be filed any Tax Return of BSI filed with respect to any period ending on or before the Closing Date only with the written consent of the PRGX Parties (such consent not to be unreasonably withheld) and the Shareholders shall be entitled to all refunds or benefits resulting therefrom, and the PRGX Parties shall reasonably cooperate with the Shareholders in amending and filing any such Tax Returns.

(h) Refunds and Tax Benefits. With respect to the Target Business, any Tax refunds that are received by the PRGX Parties and any amounts credited against any Tax of the PRGX Parties that related to periods or portions ending on or before the Closing Date shall be for the account of the Shareholders, and the PRGX Parties shall pay over to the Shareholders any such refund or the amount of any such credit within fifteen (15) days after receipt or entitlement thereto to the extent and in the amount such refunds or credits are not reflected as current assets (rather than any tax asset established to reflect timing differences between book and Tax income) on the face of the Final Working Capital Schedule.

(i) PRGX LLC. After the Closing, the PRGX Parties shall make no election to classify PRGX LLC as an association taxable, for federal income tax purposes, as a corporation for any period which would include the Closing Date.

Section 5.4 Non-Competition.

(a) Definitions. For the purposes of this Section 5.4, the following definitions shall apply:

(i) “Confidential Information” shall mean any data or information of any Company relating to the Target Business as of the Closing Date, other than Trade Secrets, which is valuable to the operation of the Target Business, and not generally known to competitors of the Target Business; provided, however, that Confidential Information shall not include information that is or becomes generally available to the public other than as a result of any disclosure or other act by the Shareholders or their Affiliates.

(ii) “Permitted Activities” shall mean the business of providing the following exclusively to any medical services provider and/or any post-secondary education institution (other than those providers listed on Schedule 5.4(a)(ii)): (A) recovery audit and related procure-to-pay process improvement services and/or (B) providing customized software solutions and outsourcing solutions to improve back office payment processes.

(iii) “Restricted Activities” shall mean all activities that compete with the Target Business as of the Closing Date, including, without limitation, the business of providing recovery audit and related procure-to-pay process improvement services to commercial enterprises and/or the business of providing customized software solutions and outsourcing solutions to improve back office payment processes to commercial enterprises; provided, however, Restricted Activities shall not include Permitted Activities.

(iv) “Restricted Period” shall mean the period beginning on the Closing Date and continuing for a period of five (5) years from the Closing Date.

(v) “Territory” shall mean the United States of America, Canada and Mexico.

(vi) “Trade Secrets” shall mean information of any Company relating to the Target Business as of the Closing Date, including, but not limited to, technical or nontechnical data, a formula, pattern, compilation, program, including, without limitation, computer software and related source codes, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers, or other information similar to any of the foregoing, which derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use.

(b) Trade Secrets. Each Shareholder shall (and shall cause its respective Affiliates to) hold in confidence, and shall not (and shall cause its respective Affiliates not to) disclose, publish or make use of, any Trade Secrets for so long as the pertinent information remains trade secret information under applicable law (and, in any event, throughout the Restricted Period). Notwithstanding the foregoing, the Shareholders may use the Trade Secrets that relate to the Permitted Activities in connection with the conduct of the Permitted Activities; provided, however, that each Shareholder shall take all commercially reasonably actions to protect the secrecy, confidentiality and value of such Trade Secrets. Nothing in this Agreement shall diminish the rights of the PRGX Parties regarding the protection of Trade Secrets and other intellectual property pursuant to applicable law.

(c) Confidential Information. Each Shareholder hereby agrees, during the Restricted Period, to hold (and agrees to cause its respective Affiliates to hold) in confidence all Confidential Information and to not (and agrees to cause its respective Affiliates to not) disclose, publish or make use of Confidential Information; provided, however, that each Shareholder may disclose any Confidential Information pursuant to any legal requirement after such Shareholder gives notice to any of the PRGX Parties at least twenty (20) days before such disclosure. Notwithstanding the foregoing, the Shareholders may use the Confidential Information that relates to the Permitted Activities in connection with the conduct of the Permitted Activities; provided, however, that each Shareholder shall take all commercially reasonably actions to protect the secrecy, confidentiality and value of such Confidential Information.

(d) Noncompetition.

(i) The Shareholders acknowledge that to protect adequately the interest of the PRGX Parties in the Target Business, it is essential that any noncompete covenant with respect thereto cover all Restricted Activities and the entire Territory.

(ii) Each Shareholder hereby agrees, during the period beginning on the Closing Date and continuing for a period of three (3) years from the Closing Date, to not (and agrees to cause its respective Affiliates to not), in any manner, directly or indirectly or by assisting others, engage in, have an equity or profit interest in, or render services to any business that conducts any of the Restricted Activities in the Territory.

(iii) Notwithstanding anything in this Agreement to the contrary, each Shareholder may collectively acquire up to two percent (2%) of any company whose common stock is publicly traded on a national securities exchange or in the over-the-counter market.

(e) Nonsolicitation of Clients, Business Relations, Etc. Each Shareholder hereby agrees, during the Restricted Period, not to (and agrees to cause its respective Affiliates not to), in any manner, directly or indirectly or by assisting others:

(i) solicit, call or service or attempt to solicit, call or service any current client of the Target Business or any actively sought prospective client of the Target Business, in either case, existing as of the Closing Date or during the two-year period prior to the Closing Date, for purposes of providing products or services that are competitive with those provided in the operation of the Target Business as of the Closing Date; or

(ii) induce or attempt to induce any client, supplier, vendor or other business relation of any Company as of the Closing Date to cease doing business with the PRGX Parties and/or their Affiliates.

(f) Nonsolicitation and No Hire of Employees. Each Shareholder hereby agrees, during the Restricted Period, not to (and agrees to cause their respective Affiliates not to), in any manner, directly or indirectly or by assisting others, recruit or hire or attempt to recruit or hire, on any of their behalves or on behalf of any other Person, any individual or other Person who becomes an employee or independent contractor of any PRGX Party pursuant to this Agreement; provided, however, that, following the second (2nd) anniversary of the Closing Date, the foregoing restrictions shall not apply with respect to the individual listed on Schedule 5.4(f).

(g) Severability. If a judicial determination is made that any of the provisions of this Section 5.4 constitutes an unreasonable or otherwise unenforceable restriction against any Shareholder or its respective Affiliates, the provisions of this Section 5.4 shall be rendered void only to the extent that such judicial or arbitral determination finds such provisions to be unreasonable or otherwise unenforceable with respect to such Shareholder or its respective Affiliates. In this regard, the Parties hereby agree that any judicial authority construing this Agreement shall be empowered to sever any portion of the Territory, any prohibited business activity or any time period from the coverage of this Section 5.4 and to apply the provisions of this Section 5.4 to the remaining portion of the Territory, the remaining business activities and the remaining time period not so severed by such judicial or arbitral authority. Moreover, in the event that specific performance or injunctive relief is determined not to be available with respect to any provision of this Section 5.4, the PRGX Parties shall nevertheless be entitled to recover monetary damages as a result of the breach of such provision by any Shareholder or its respective Affiliates. The time period during which the prohibitions set forth in this Section 5.4 shall apply shall be tolled and suspended for a period equal to the aggregate time during which any Shareholder or its respective Affiliates violates such prohibitions in any respect.

(h) Injunctive Relief. The Shareholders hereby agree that any remedy at law for any breach of the provisions contained in this Section 5.4 shall be inadequate and that the PRGX Parties shall be entitled to injunctive relief in addition to any other remedy the PRGX Parties might have under this Agreement.

Section 5.5 Name Change. Within ten (10) Business Days following the Closing Date, SDS shall change its corporate name to remove any reference to the name “Strategic Document Solutions,” “SDS” or any other trade name used in the Target Business. As promptly as practicable after the Closing Date, each Company shall file in all jurisdictions in which it is qualified to do business any documents necessary to reflect such change of name or to terminate its qualification therein. In connection with enabling the PRGX Parties, at or as soon as practicable after the Closing Date, to use the current corporate name of any Company, the

Companies shall, at or prior to the Closing Date, execute and deliver to the PRGX Parties all consents related to such change of name as may be requested by the PRGX Parties, and will otherwise cooperate with the PRGX Parties in connection therewith.

Section 5.6 Healthcare Client Contracts. Promptly following the Closing Date (and, in any event, by no later than one (1) year following the Closing Date), the Shareholders shall cause Healthcare LLC to take all necessary action, in form and substance reasonably satisfactory to the PRGX Parties, such that BSI has no further obligations or liabilities under any agreement that was assigned from BSI to Healthcare LLC pursuant to the Healthcare Distribution Agreement.

Section 5.7 Use of BSI Name. The Parties acknowledge that PRGX LLC is acquiring the trade names of the Companies pursuant to this Agreement. Notwithstanding the foregoing, the PRGX Parties agree that Healthcare LLC shall be permitted to use the name “BSI” solely as part of a name that contains both “BSI” and “Healthcare” in some combination (but in no event in contravention of Section 5.4). The PRGX Parties, on the one hand, and the Shareholders, on behalf of Healthcare LLC, on the other hand, agree to reasonably work together so as to eliminate any confusion with respect to their respective names.

Section 5.8 Assignment of Rights; Reimbursement. To the extent the Companies or Shareholders indemnify the PRGX Parties on any claim under Article 7, the PRGX Parties or their Affiliates, as applicable, will assign to the Shareholders to the fullest extent allowable its or their rights and causes of action against other Persons with respect to such claim, or in the event assignment is not permissible, allow the Shareholders to pursue such claim, at their expense, in the name of the PRGX Parties or their Affiliates, as applicable. The Shareholders will be entitled to retain all recoveries for their own accounts made as a result of any such action. The PRGX Parties will provide, and cause its Affiliates, as applicable, to provide, reasonable assistance to the Shareholders in prosecuting any such claim, including making their books and records relating to such claim available to the Shareholders and their representatives and making their employees reasonably available for interview, testimony and similar assistance. If the PRGX Parties or their Affiliates recover from another Person any part of a claim that has previously been paid or indemnified by the Shareholders or Companies pursuant to Article 7, the PRGX Parties or their Affiliates, as applicable, will promptly remit to the Shareholders the amount of such recovery, without regard to the time limitations described in Section 7.5, to the extent of indemnification payments received by PRGX Parties or their Affiliates, as applicable.

Section 5.9 Records Retention. The PRGX Parties will preserve until the seventh anniversary of the Closing Date the books and records of the Companies and Target Business. After the Closing Date, the PRGX Parties will provide the Shareholders and their Affiliates with reasonable access to the pre-Closing books and records, and the Shareholders and their representatives will have the right to make copies of the pre-Closing books and records at their expense.

Section 5.10 Retention Bonuses. The PRGX Parties will pay a retention bonus to each individual and in the amount set forth on Schedule 5.10 if such individual continues to be employed by the PRGX Parties as of the last day of the Second Period. Subject to the foregoing, such retention bonuses will be paid within ten (10) Business Days from the expiration of the Second Period. For avoidance of doubt, the retention bonuses set forth on Schedule 5.10 will be excluded from the determination of Direct Costs and will not be taken into account in the calculation of the Earnout Payments.

Section 5.11 Termination of Agreements. The Companies and the Shareholders hereby agree that (i) the Stock Transfer Restriction Agreement dated as of September 27, 1996 between BSI and the Shareholders and (ii) the Stock Transfer Restriction Agreement dated as of March 1, 1992 between BSI and the Shareholders (iii) those two certain Real Estate Lease Agreements dated January 1, 2010 between BSI and DD&C with respect to the Premises, (iv) the Real Estate Sub-Lease dated December 20, 2004 between BSI and SDS, and (v) the Employee Lease Agreement dated as of April 2, 2011 between Business Strategy, Inc. and Strategic Document Solutions, LLC., and all rights and obligations under the foregoing, will be terminated without further action effective contemporaneously with the Closing; and each party thereto hereby releases each other party thereto from all obligations thereunder effective as of the Closing without further action.

Section 5.12 Certain Matters.

(a) Following the Closing, the Parties agree that PRGX LLC (as successor to BSI) shall make a payment to each recipient of awards under BSI’s Phantom Stock Plan of a special reimbursement payment equal to the sum of (A) any liability for additional taxes, penalties and interest under Section 409A of the Code as a result of recipient’s participation in BSI’s Phantom Stock Plan, (B) any liability for additional penalties and interest as a result of the recipient’s failure to include in taxable income at such earlier time any amounts which Section 409A of the Code requires to be included in taxable income prior to payment, and (C) all taxes imposed on the special reimbursement payment itself, all as reasonably determined by the PRGX Parties and their advisors in consultation with the Shareholders and their advisors. Notwithstanding anything contained herein to the contrary, the Parties agree that the aggregate amount of such special reimbursement payments shall be treated as a liability of BSI for purposes of the Net Working Capital. Additionally, any liability to which the PRGX Parties may be subject for failure to withhold or report on a timely basis with respect to amounts under BSI’s Phantom Stock Plan also shall be treated as a liability of BSI for purposes of the Net Working Capital.

(b) The Parties agree and acknowledge that the Companies may have failed to obtain and pay for the requisite number and/or type of licenses for certain software (including off-the-shelf software) used in the Target Business. Notwithstanding anything contained herein to the contrary, the Parties agree that (i) they will reasonably cooperate to determine the requisite number and types of software licenses necessary for operation of the Target Business after the Closing and (ii) after such determination, the aggregate out-of-pocket cost (including any penalties or additional fees imposed by the licensor) of acquiring additional licenses necessary to bring the PRGX Parties’ use of such software in the Target Business into compliance with the applicable license agreements shall be treated as a liability of the Companies for purposes of the Net Working Capital.

(c) The Parties agree that the aggregate amount of BSI’s liability under the equipment leases listed on Schedule 5.12(c) (each, an “Equipment Lease”) shall be treated as a liability of BSI for purposes of the Net Working Capital. Following the Closing, the Parties agree to use commercially reasonable efforts (other than the payment of money or the deposit of funds) to obtain the consent of the lessor under each Equipment Lease to the assignment by PRGX LLC (as successor to BSI) of such Equipment Lease to DD&C (and the release of BSI’s obligations thereunder). Until such assignment and release, to the maximum extent permitted by law or the terms of each such Equipment Lease, (i) PRGX LLC shall make the benefit of such Equipment Lease available to DD&C, and (ii) DD&C shall pay, perform and discharge fully, and indemnify the PRGX Parties in respect of, all obligations of PRGX LLC under such Equipment Lease from and after the Closing Date. If and when the lessor consent and release contemplated by this Section 5.12(c) shall be obtained, (A) PRGX LLC shall promptly assign all of its rights and obligations thereunder or in connection therewith to DD&C without payment of further consideration therefor and (B) PRGX LLC shall reimburse DD&C for an amount equal to the liability shown on the face of the Final Working Capital Schedule in respect of such Equipment Lease.

ARTICLE 6

CLOSING; CLOSING DELIVERIES

Section 6.1 Closing. The consummation of the transactions contemplated by this Agreement is referred to in this Agreement as the “Closing.” The Parties agree that the effective time and date of the Closing shall be 11:59 p.m., Atlanta, Georgia time on the date set forth in the first paragraph of this Agreement (the “Closing Date”). The Closing will take place at the offices of Troutman Sanders LLP, located at 600 Peachtree Street, Suite 5200, Atlanta, Georgia, or at such other place as the Parties may agree.

Section 6.2 Closing Deliveries of the Companies and the Shareholders. At the Closing, the Companies and the Shareholders shall deliver or cause to be delivered to the PRGX Parties the following:

(a) the stock certificates representing all of the issued and outstanding capital stock of BSI and accompanying letters of transmittal in form and substance satisfactory to the PRGX Parties;

(b) executed bills of sale, instruments of assignment and other conveyance documents, dated the Closing Date, transferring to PRGX LLC all of the applicable Companies’ right, title and interest in and to the Assets, together with possession of the Assets;

(c) the written third party consents or terminations as described on Schedule 6.2(c);

(d) satisfactory evidence that the indebtedness of each Company (other than DD&C or SDS with respect to indebtedness not secured by any of the Assets) for borrowed money has been paid in full and that all Liens relating to such indebtedness are being released;

(e) a certificate, duly executed and acknowledged, conforming to the requirements under Treasury Regulation Section 1.1445-2(b)(2) and certifying that the transactions contemplated hereby are exempt from withholding under Section 1445 of the Code;

(f) satisfactory evidence that sponsorship of the BSI 401(k) plan has been transferred to Healthcare LLC at the Closing;

(g) an executed Escrow Agreement;

(h) an executed agreement of lease with respect to the Companies’ headquarters, in substantially the form attached hereto as Exhibit C (the “Office Lease”);

(i) an executed software license agreement with respect to the use by Healthcare LLC of certain proprietary software, in substantially the form attached hereto as Exhibit D (the “Software License”);

(j) an executed transition services agreement, in substantially the form attached hereto as Exhibit E (the “Transition Services Agreement”);

(k) an opinion of Barnes & Thornburg LLP, as counsel to the Companies and the Shareholders, in substantially the form attached hereto as Exhibit F;

(l) a certificate from the Bureau of Commercial Services of the Michigan Department of Licensing and Regulatory Affairs attesting to the good standing of each Company in such jurisdiction as of a date on or near the Closing Date;

(m) a copy of resolutions of the board of directors or managers, as applicable, and the shareholders or members, as applicable, of each Company authorizing the execution, delivery and performance of this Agreement by such Company and a certificate of the secretary, assistant secretary or member, as applicable, of such Company, dated the Closing Date, certifying that such resolutions were duly adopted and are in full force and effect;

(n) executed employment letters for Geelhoed and VanDyke and related business protection agreements, in substantially the form attached hereto as Exhibit G (the “Employment Letters”); and

(o) all other documents required to be entered into by any Company or any Shareholder pursuant to this Agreement or reasonably requested by the PRGX Parties to consummate the transactions contemplated by this Agreement.

Section 6.3 Closing Deliveries of the PRGX Parties. At the Closing, the PRGX Parties shall deliver or cause to be delivered to the Shareholders and the Companies the following:

(a) the Closing Cash Amount pursuant to Section 2.2(a)(iii) and the Closing PRGX Shares pursuant to Sections 2.2(a)(i) and 2.2(a)(ii);

(b) an executed assumption agreement, dated the Closing Date, evidencing assumption of the Assumed Liabilities;

(c) an executed Escrow Agreement;

(d) a certificate from the Secretary of State of the State of Georgia attesting to the good standing of each PRGX Party in such jurisdiction as of a date on or near the Closing Date;

(e) a copy of resolutions of the board of directors of PRGX Parent authorizing the execution, delivery and performance of this Agreement by the PRGX Parties and a certificate of the secretary or assistant secretary of PRGX Parent, dated the Closing Date, certifying that such resolutions were duly adopted and are in full force and effect

(f) an executed Office Lease;

(g) an executed Software License;

(h) an executed Transition Services Agreement;

(i) the executed Employment Letters; and

(j) all other documents required to be entered into by the PRGX Parties pursuant to this Agreement or reasonably requested by the Shareholders to otherwise consummate the transactions contemplated by this Agreement.

ARTICLE 7

INDEMNIFICATION

Section 7.1 Indemnification Obligations of the Companies and the Shareholders. The Companies (other than BSI following the Closing) and the Shareholders will jointly and severally indemnify, defend and hold harmless each PRGX Party and its Affiliates, each of their respective officers, directors, employees, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “PRGX Indemnified Parties”) from, against and in respect of any and all claims, liabilities, obligations, losses, costs, expenses, penalties, fines and judgments (at equity or at law) and damages whenever arising or incurred (including, without limitation, amounts paid in settlement, costs of investigation and reasonable attorneys’ fees and expenses) arising out of or relating to:

(a) any breach or inaccuracy of any representation or warranty made by any Company or any Shareholder in this Agreement;

(b) any breach of any covenant, agreement or undertaking made by any Company or any Shareholder in this Agreement;

(c) the Excluded Liabilities;

(d) all third-party claims that are directly arising or resulting from events or circumstances occurring or existing with respect to the ownership, operation and maintenance of the Target Business and/or any Company on or prior to the Closing Date but excluding (i) the Assumed Liabilities and (ii) any liabilities or obligations arising from any breach or default under any MFN Contract to the extent such liability or obligation directly results or arises from the PRGX Parties’ failure to perform its post-Closing obligations under the MFN Contracts in a manner consistent with the pre-Closing practices of the Target Business;

(e) any liabilities or obligations arising from any breach or default by any PRGX Party or its Affiliate under any MFN Contract (as in effect on the Closing Date) which occurs from and after the Closing Date but only to the extent that such PRGX Party or Affiliate performs its obligations under such MFN Contract consistent with the past practices of the Target Business;

(f) any liability of any Company (i) for any Taxes of any Company with respect to any Pre-Closing Tax Period and the portion of any Straddle Period ending on the Closing Date to the extent such Taxes are not reflected in the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Final Working Capital Schedule, (ii) any Taxes of any Company as a result of the transactions contemplated in the Agreement, (iii) for the unpaid Taxes of any Person (other than any Company) under Treasury Regulations section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise, and (iv) any payments required to be made after the Closing Date under any Tax sharing, Tax indemnity, Tax allocation or similar contracts (whether or not written) to which any Company was obligated, or was a party, on or prior to the Closing Date;

(g) any claims with respect to this Agreement, the Merger or any other action contemplated by this Agreement brought by any former or current holder of any capital stock, membership interest or other equity interest, or any option or right exercisable for, convertible into, exchangeable for or deriving value based on, any equity interest of any Company, including any claim for appraisal or dissenters’ rights under applicable law or any claim arising out of BSI’s Phantom Stock Plan;

(h) the failure to obtain the consent to the transactions contemplated by this Agreement of those Persons listed on Schedule 7.1(h); and

(i) any liabilities or obligations relating to or arising out of the Healthcare Distribution Agreement, the Healthcare Separation, the Healthcare Assets and/or the Healthcare Liabilities.

The claims, liabilities, obligations, losses, costs, expenses, penalties, fines and damages of the PRGX Indemnified Parties described in this Section 7.1 as to which the PRGX Indemnified Parties are entitled to indemnification are entitled to indemnification are hereinafter collectively referred to as the “PRGX Losses.”

Section 7.2 Indemnification Obligations of the PRGX Parties. The PRGX Parties will jointly and severally indemnify and hold harmless each Company (other than BSI following the Closing), each Shareholder and each of their respective officers, directors, employees, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Company Indemnified Parties”) from, against and in respect of any and all claims, liabilities, obligations, losses, costs, expenses, penalties, fines and judgments (at equity or at law, including statutory and common) and damages whenever arising or incurred (including, without limitation, amounts paid in settlement, costs of investigation and reasonable attorneys’ fees and expenses) arising out of or relating to:

(a) any breach or inaccuracy of any representation or warranty made by any PRGX Party in this Agreement;

(b) any breach of any covenant, agreement or undertaking made by any PRGX Party in this Agreement; or

(c) the Assumed Liabilities.

The claims, liabilities, obligations, losses, costs, expenses, penalties, fines and damages of the Company Indemnified Parties described in this Section 7.2 as to which the Company Indemnified Parties are entitled to indemnification are entitled to indemnification are hereinafter collectively referred to as the “Company Losses.”

Section 7.3 Liability Limits.

(a) The PRGX Indemnified Parties shall have no right to indemnification under Sections 7.1(a) and (d) for PRGX Losses unless and until the aggregate amount of such PRGX Losses exceed $40,000 (the “Company Basket”), in which event the PRGX Indemnified Parties may only claim indemnification for that amount by which the PRGX Losses exceed in aggregate the Company Basket; provided, however, that the Surviving Representations of the Companies and Shareholders shall not be subject to the Company Basket. The Company Indemnified Parties shall have no right to indemnification under Section 7.2(a) for Company Losses unless and until the aggregate amount of such Company Losses exceed $40,000 (the “PRGX Basket”), in which event the Company Indemnified Parties may only claim indemnification for that amount by which the Company Losses exceed in aggregate the PRGX Basket; provided, however, that the Surviving Representations of the PRGX Parties shall not be subject to the PRGX Basket.

(b) The total aggregate amount of the liability of the Companies and the Shareholders for PRGX Losses with respect to any indemnification claims made pursuant to Section 7.1(a) and (d) shall be limited to $3,000,000; provided, however, that the total aggregate amount of the liability of the Companies and the Shareholders for PRGX Losses arising out of fraud or the Surviving Representations shall not be subject to any such limit. The total aggregate amount of the liability of the PRGX Parties for Company Losses with respect to any indemnification claims made pursuant to Section 7.2(a) shall be limited to $3,000,000; provided, however, that the total aggregate amount of the liability of the PRGX Parties for Company Losses arising out of fraud or the Surviving Representations shall not be subject to any such limit.

(c) No Party will be entitled to be indemnified with respect to any claim to the extent that the matter that is the subject of the claim was taken into account in determining the Final Working Capital Schedule or that was raised and resolved by written agreement of the Parties or though the dispute resolution procedures set forth in Section 2.3. No Party will be obligated to indemnify any other Party with respect to any claim that relates to or PRGX Losses or Company Losses, as applicable, resulting from the passing of or change in any legal requirement or any accounting policy, principle or practice after the Closing Date.

(d) The PRGX Indemnified Parties will not be entitled to indemnification under this Article 7 for PRGX Losses caused or aggravated by the operation of the Target Business following the Closing Date or caused or aggravated by acts or omissions by the PRGX Indemnified Parties or their Affiliates following the Closing Date, in any case, that are unreasonable, grossly negligent or in violation of this Agreement (it being understood that compliance with applicable law shall in no event be deemed to be unreasonable, grossly negligent or in violation of this Agreement).

(e) No Party shall be required to indemnify the other Parties with respect to any special, punitive, exemplary or consequential damages other than with respect any such damages that are successfully recovered by a third party.

(f) The amount of any claim for which indemnification is provided under this Article 7 shall be net of any (i) Tax benefits actually available to an Indemnified Party with respect to such claim or (ii) amounts actually recovered by an Indemnified Party from third parties, including amounts collected under insurance policies, that reduce the overall impact of such claim.

(g) To the extent that any breach of a representation, warranty, covenant or agreement by the Shareholders, on one hand, or the PRGX Parties, on the other hand, is capable of cure, the non-breaching Party will afford the breaching Party a reasonably opportunity (which will not be less than 10 days) to cure such breach and provide reasonable assistance (including access to buildings, office, book and records, properties, assets and employees) in connection with such cure.

Section 7.4 Indemnification Procedure.

(a) Promptly after receipt by a PRGX Indemnified Party or a Company Indemnified Party (hereinafter collectively referred to as an “Indemnified Party”) of notice by a third party (including any Governmental Entity) of any complaint or the commencement of any audit, investigation, action or proceeding with respect to which such Indemnified Party may be entitled to receive payment from the other Parties for any PRGX Losses or the Company Losses (as the case may be), such Indemnified Party will notify the Companies (other than BSI following the Closing) and the Shareholders or the PRGX Parties, as the case may be (the “Indemnifying Party”), promptly following the

Indemnified Party’s receipt of such complaint or of notice of the commencement of such audit, investigation, action or proceeding; provided, however, that the failure to so notify the Indemnifying Party will relieve the Indemnifying Party from liability under this Agreement with respect to such claim only if, and only to the extent that, the Indemnifying Party is prejudiced by the Indemnified Party’s failure to provide timely notice.

(b) The Indemnifying Party will have the right, upon written notice delivered to the Indemnified Party within thirty (30) days of the notice described in Section 7.4(a) thereafter assuming full responsibility for any PRGX Losses or the Company Losses (as the case may be) resulting from such audit, investigation, action or proceeding, to assume the defense of such audit, investigation, action or proceeding, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel; provided, however, that the Indemnifying Party shall not be entitled to assume such defense if (i) such audit, investigation, action or proceeding relates to or arises in connection with any criminal allegation, (ii) such audit, investigation, action or proceeding seeks an injunction or equitable relief against an Indemnified Party, (iii) an adverse determination with respect to such audit, investigation, action or proceeding would reasonably be expected to have a material adverse effect on the Indemnified Party’s business operations or financial condition, (iv) such audit, investigation, action or proceeding primarily relates to events or circumstances (or a group or series of related events or circumstances) with respect to which the Indemnified Party would not be entitled to indemnification hereunder or (v) the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such audit, investigation, action or proceeding. In the event, however, that the Indemnifying Party declines or fails, or is not entitled, to assume the defense of the audit, investigation, action or proceeding on the terms provided above or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such thirty (30)-day period, then such Indemnified Party may employ counsel to represent or defend it in any such audit, investigation, action or proceeding and the Indemnifying Party will pay (to the extent required by Section 7.1 or 7.2, as applicable) the reasonable fees and disbursements of such counsel as incurred; provided, however, that the Indemnifying Party will not be required to pay the fees and disbursements of more than one (1) counsel for all Indemnified Parties in any jurisdiction in any single audit, investigation, action or proceeding. In any audit, investigation, action or proceeding with respect to which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, will have the right to participate in such matter and to retain its own counsel at such Party’s own expense. The Indemnifying Party or the Indemnified Party, as the case may be, will at all times use reasonable efforts to keep the Indemnifying Party or the Indemnified Party, as the case may be, reasonably apprised of the status of the defense of any matter the defense of which they are maintaining and to cooperate in good faith with each other with respect to the defense of any such matter.

(c) No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party (not to be unreasonably withheld or conditioned), unless (i) the Indemnifying Party fails to assume and maintain the defense of such claim pursuant to Section 7.3(a) and (ii) the Indemnified Party first waives any right to indemnity under this Agreement with respect to such claim or related subject matter. An Indemnifying Party may not, without the prior written consent of the Indemnified Party (not to be unreasonably withheld or conditioned), settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless (i) such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability arising out of such claim, (ii) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party and (iii) does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s Affiliates.

(d) In the event an Indemnified Party claims a right to payment pursuant to this Agreement, such Indemnified Party will send written notice of such claim to the appropriate Indemnifying Party. Such notice will specify the matter for which indemnification is sought, the estimated amounts of the claim if then reasonably determinable and the basic facts underlying the claim to the extent then known. As promptly as possible after the Indemnified Party has given such notice, such Indemnified Party and the appropriate Indemnifying Party will establish the merits and amount of such claim (by mutual agreement, litigation, arbitration or otherwise) and, within five (5) Business Days of the final determination of the merits and amount of such claim, the Indemnifying Party will pay to the Indemnified Party immediately available funds in an amount equal to such claim as determined hereunder.

Section 7.5 Survival. The representations and warranties of the Parties contained in this Agreement shall not be extinguished by the Closing, but shall survive the Closing for, and all claims for indemnification in connection therewith shall be asserted not later than, two (2) years following the Closing Date; provided, however, that the representations and warranties contained in Section 3.1 (Organization), Section 3.2 (Authorization), Section 3.4 (Capitalization), Section 3.5(c) (Title to Assets) (solely as it relates to good and unencumbered title), Section 3.12 (Tax Returns; Taxes), Section 3.14 (Benefit Plans), Section 3.21 (Brokers, Finders and Investment Bankers), Section 4.1 (Organization) and Section 4.2 (Authorization) (collectively, the “Surviving Representations”) shall survive without limitation as to time, and the period during which a claim for indemnification may be asserted in connection therewith shall continue indefinitely. The indemnification obligation contained in Section 7.1(d) shall survive for a period of two (2) years after the Closing Date, and all claims for indemnification in connection therewith shall be asserted not later than, two (2) years following the Closing Date. The other covenants and agreements of the Parties hereunder shall survive without limitation as to time (except as limited by applicable statutes of limitation), and the period during which a claim for indemnification may be asserted in connection therewith shall continue indefinitely (except as limited by applicable statutes of limitation). Notwithstanding the foregoing, if, prior to the close of business on the last day a good faith claim for indemnification may be asserted hereunder, an Indemnifying Party shall have been properly notified of a good faith claim for indemnity hereunder and such good faith claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

Section 7.6 Offset. Subject to the indemnification procedures and limitations set forth in this Article 7, the PRGX Parties shall have the right to set-off, reduce and offset any amount (or part or portion thereof) otherwise payable (whether in cash or PRGX Common Stock) by the PRGX Parties under this Agreement (including any Earnout Payment or any Special Payment) by the amount of any PRGX Losses finally determined or agreed upon pursuant to Section 7.4(d) or asserted but unresolved as of the payment date; provided, however, to the extent any such asserted but unresolved claims are finally determined or agreed upon pursuant to the terms of this Agreement not to be PRGX Losses, the PRGX Parties shall pay promptly to the Companies or the Shareholders, as applicable, such improperly withheld amount, together with interest thereon at a per annum rate equal to the Applicable Rate, commencing on the scheduled date of payment and continuing to and including the actual date of payment. Neither the exercise nor the failure to exercise the right set forth in this Section 7.6 will constitute an election of remedies or limit the PRGX Parties in any manner in the enforcement of any other remedies that may be available to them. For purposes hereof, the “Applicable Rate” shall mean (a) the rate of interest quoted in the “Money Rates” section of The Wall Street Journal as the London interbank offered rate (LIBOR) (one-month) as in effect from time to time, plus (b) 5.0%.

Section 7.7 Tax Treatment of Indemnification. For all tax purposes, the Parties agree to treat (and shall cause each of their respective Affiliates to treat) any indemnity payment under this Agreement as an adjustment to the Transaction Consideration.

Section 7.8 Exclusive Remedy. Except (a) in the case of actual fraud, (b) a Party’s right to seek specific performance or other equitable relief, or (c) remedies available under the Company Ancillary Documents, the Shareholder Ancillary Documents or the PRGX Ancillary Documents with respect thereto, this Article 7 constitutes the sole and exclusive remedy of the Parties with respect to any matters arising under or with respect to this Agreement, and each Shareholder and Company, on one hand, and the PRGX Parties, on the other hand, hereby irrevocably waives from and after Closing, to the fullest extent permitted under applicable laws, any and all rights, claims and causes of action that he or it may have or may in the future have against the other relating to the transactions contemplated by this Agreement.

ARTICLE 8

MISCELLANEOUS PROVISIONS

Section 8.1 Notices. All notices, communications and deliveries under this Agreement will be made in writing signed by or on behalf of the Party making the same, will specify the Section under this Agreement pursuant to which it is given or being made, and will be delivered personally or by telecopy transmission or sent by registered or certified mail (return receipt requested) or by overnight courier delivery service (with evidence of delivery and postage and other fees prepaid) as follows:

To any PRGX Party:	PRGX Global, Inc. 600 Galleria Parkway Suite 100 Atlanta, Georgia 30339 Attn: Victor A. Allums, Senior Vice President & General Counsel Telecopy No.: (770) 779-3034

with a copy to:	Troutman Sanders LLP 600 Peachtree Street, Suite 5200 Atlanta, Georgia 30308 Attn: Stephen E. Lewis Telecopy No.: (404) 962-6616

To any Company or any Shareholder:	Charlie Fayon 944 52nd Street SE, Kentwood, Michigan 49508 Telecopy No.: (888) 320-2123

with a copy to:	Barnes & Thornburg LLP 171 Monroe Avenue N.W. Suite 1000 Grand Rapids, Michigan 49503-2694 Attn: Michael Campbell Telecopy No.: (616) 742-3999

or to such other representative or at such other address of a Party as such Party may furnish to the other Parties in writing. Any such notice, communication or delivery will be deemed given or made (a) on the date of delivery if delivered in person, (b) on the first (1st) Business Day after delivery to an appropriate customer service representative if sent by overnight courier, (c) upon transmission by facsimile if receipt is confirmed by telephone or (d) on the fifth (5th) Business Day after it is mailed by registered or certified mail.

Section 8.2 Schedules and Exhibits. The Schedules and Exhibits to this Agreement are hereby incorporated into this Agreement and are hereby made a part of this Agreement as if set out in full in this Agreement. The Schedules consists of a series of schedules which, in part, set forth information specifically referred to in the body of this Agreement and, in part, provide exceptions or qualifications to the representations and warranties contained in Article 3 (the latter schedules are not specifically referred to in Article 3). The portion of the Schedules providing exceptions or qualifications to the representations and warranties contained in Article 3 are referred to as the “Disclosure Schedule.” Neither the specification of any dollar amount in Article 3 nor the disclosure of a document or information in the Disclosure Schedule will be construed or offered in any dispute between the Parties as evidence of, the materiality of such dollar amount, document or information, nor does it establish any standard of materiality upon which to judge the inclusion or omission of any similar documents or information in that schedule or any other schedule of the Disclosure Schedule. The information contained in this Agreement and the Disclosure Schedule is disclosed solely for the purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission of any matter whatsoever, including of any violation of legal requirement or breach of any Company Contract.

Section 8.3 Assignment; Successors in Interest. No assignment or transfer by any Party of such Party’s rights and obligations under this Agreement will be made except with the prior written consent of the other Parties to this Agreement; provided that any PRGX Party shall, without the obligation to obtain the prior written consent of any other Party to this Agreement, be entitled to assign this Agreement or all or any part of its rights or obligations hereunder to any one (1) or more Affiliates of any PRGX Party. This Agreement will be binding upon and will inure to the benefit of the Parties and their successors and permitted assigns, and any reference to a Party will also be a reference to a successor or permitted assign.

Section 8.4 Number; Gender. Whenever the context so requires, the singular number will include the plural and the plural will include the singular, and the gender of any pronoun will include the other genders.

Section 8.5 Captions. The titles, captions and table of contents contained in this Agreement are inserted in this Agreement only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision of this Agreement. Unless otherwise specified to the contrary, all references to Articles and Sections are references to Articles and Sections of this Agreement and all references to Schedules or Exhibits are references to Schedules and Exhibits, respectively, to this Agreement.

Section 8.6 Controlling Law; Amendment. This Agreement will be governed by and construed and enforced in accordance with the internal laws of the State of Georgia without reference to its choice of law rules. This Agreement may not be amended, modified or supplemented except by written agreement of the Parties.

Section 8.7 Consent to Jurisdiction, Etc. Each of the Parties hereby irrevocably consents and agrees that, except for disputes subject to Sections 2.3(f), 2.3(i), 2.4(j), 2.5 and 2.6, any action, suit or proceeding arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or any related document (for purposes of this Section, a “Legal Dispute”) shall be brought exclusively in the courts of the State of Georgia or the federal courts located in the State of Georgia. The Parties agree that, after a Legal Dispute is before a court as specified in this Section 8.7 and during the pendency of such Legal Dispute before such court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including, without limitation, any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each of the Parties hereby waives, and agrees not to assert, as a defense in any legal dispute, that such Party is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such court or that such Party’s property is exempt or immune from execution, that the action, suit or proceeding is brought in an inconvenient forum or that the venue of the action, suit or proceeding is improper. Each Party hereto agrees that a final judgment in any action, suit or proceeding described in this Section 8.7 after the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable laws.

Section 8.8 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, the Parties waive any provision of law which renders any such provision prohibited or unenforceable in any respect.

Section 8.9 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, and it will not be necessary in making proof of this Agreement or the terms of this Agreement to produce or account for more than one (1) of such counterparts.

Section 8.10 Enforcement of Certain Rights. Nothing expressed or implied in this Agreement is intended, or will be construed, to confer upon or give any Person other than the Parties, and their successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in such Person being deemed a third party beneficiary of this Agreement.

Section 8.11 Waiver. Any agreement on the part of a Party to any extension or waiver of any provision of this Agreement will be valid only if set forth in an instrument in writing signed on behalf of such Party. A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty will not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any Party of the performance of any act will not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

Section 8.12 Integration. This Agreement and the documents executed pursuant to this Agreement supersede all negotiations, agreements and understandings among the Parties with respect to the subject matter of this Agreement and constitutes the entire agreement between the Parties.

Section 8.13 Compliance with Bulk Sales Laws. Without limiting the respective rights and obligations of the Parties pursuant to Article 7, the Parties hereby waive compliance by the Parties with the bulk sales laws and any other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement.

Section 8.14 Cooperation Following the Closing Date. Following the Closing Date, each of the Parties shall deliver to any other Party such further information and documents and shall execute and deliver to the others such further instruments and agreements as such other Party shall reasonably request to consummate or confirm the transactions provided for in this Agreement, to accomplish the purpose of this Agreement or to assure to such other Party the benefits of this Agreement.

Section 8.15 Transaction Costs. Except as otherwise expressly provided herein, (a) the PRGX Parties will pay their own fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees, costs and expenses of their financial advisors, accountants and counsel, and (b) the Companies (other than BSI) and the Shareholders will pay the fees, costs and expenses of the Companies (including BSI) and the Shareholders incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees, costs and expenses of their financial advisors, accountants and counsel.

Section 8.16 Knowledge. As used in this Agreement, the term “Knowledge” with respect to the Companies shall mean the actual awareness, after reasonable inquiry, of any Shareholder or any individual listed on Schedule 8.16 on the date hereof.

Section 8.17 Business Day. As used in this Agreement, the term “Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in the City of Atlanta.

***

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, as of the date first above written.

PRGX GLOBAL, INC.

By:	/s/ Robert B. Lee
Name:	Robert B. Lee
Title:	Chief Financial Officer and Treasurer

PRGX COMMERCIAL LLC

By:	/s/ Robert B. Lee
Name:	Robert B. Lee
Title:	Chief Financial Officer and Treasurer

BUSINESS STRATEGY, INC.

By:	/s/ Charles Fayon
Name:	Charles Fayon
Title:	Chief Executive Officer

STRATEGIC DOCUMENT SOLUTIONS, LLC

By:	/s/ Charles Fayon
Name:	Charles Fayon
Title:	Member

DD&C INVESTMENTS, L.L.C.

By:	/s/ Charles Fayon
Name:	Charles Fayon
Title:	Member

/s/ Charles Fayon
CHARLES FAYON

/s/ Daniel Geelhoed
DANIEL GEELHOED

/s/ Dennis Vandyke
DENNIS VANDYKE

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